Exhibit 4.1
EXECUTION VERSION

FIDELITY & GUARANTY LIFE HOLDINGS, INC.
as Issuer
THE GUARANTORS PARTY
HERETO

INDENTURE
Dated as of April 20, 2018

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee

PROVIDING FOR THE ISSUANCE OF NOTES IN SERIES

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EXHIBITS

EXHIBIT A	Form of Global Note
EXHIBIT B	Form of Certificate of Transfer
EXHIBIT C	Form of Certificate of Exchange
EXHIBIT D	Form of Certificate of Acquiring Institutional Accredited Investor
EXHIBIT E	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors
EXHIBIT F	Form of Supplemental Indenture Establishing a Series of Notes
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INDENTURE, dated as of April 20, 2018, as amended, restated, supplemented or otherwise modified from time to time (this “Indenture”), among FIDELITY & GUARANTY LIFE HOLDINGS, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), CF BERMUDA HOLDINGS LIMITED, a Bermuda exempted company (the “Parent”), FGL US HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware ( the “Intermediate Guarantor”), certain other subsidiaries of the Parent from time to time party hereto (the “Subsidiary Guarantors” and together with the Parent and the Intermediate Guarantor, the “Guarantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (together with its successors and assigns, in such capacity, the “Trustee”).
Each party agrees as follows for the benefit of the other parties and for the benefit of the Holders (as defined herein) of the Notes (as defined herein):
ARTICLE I
Definitions and Incorporation by Reference
SECTION 1.1. Definitions.
“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto (as such form may be modified in accordance with Section 2.2) bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
“Acquired Indebtedness” means, with respect to any Person, Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person is merged or consolidated with the Parent or a Restricted Subsidiary or becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person is merged or consolidated with the Parent or a Restricted Subsidiary or becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.
“Acquisition” means the acquisition of Fidelity & Guaranty Life by FGL US Holdings Inc. pursuant to the Merger Agreement.
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agent” means any Registrar, Paying Agent or co-registrar.
“Aggregate RBC Ratio” means, with respect to the Insurance Subsidiaries (other than any Insurance Subsidiary that is a Foreign Subsidiary) taken as a whole, on any date of determination, one-half of the ratio (expressed as a percentage) of (a) the aggregate “Total Adjusted Capital” (as defined by the applicable Insurance Regulatory Authority) for each such Insurance Subsidiary to (b) the aggregate “Authorized Control Level Risk-Based Capital” (as defined by the applicable Insurance Regulatory Authority) for each such Insurance Subsidiary.
“Annual Statement” means the annual statutory financial statement of an Insurance Subsidiary (other than any Insurance Subsidiary that is a Foreign Subsidiary (except, for so long as it is a Material Subsidiary, F&G Re)) required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of organization, which statement shall be in the form required by its jurisdiction of organization or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted or required by such insurance commissioner (or such similar authority) to be disclosed therein.
“Applicable Premium” means, with respect to any series of Notes, “Applicable Premium” as such term is defined in the Notes Supplemental Indenture establishing such series of Notes.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange or for other procedural matters.
“Asset Acquisition” means (1) an Investment by the Parent or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with the Parent or any Restricted Subsidiary or (2) the acquisition by the Parent or any Restricted Subsidiary of assets of any Person.
“Asset Disposition” means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Restricted Subsidiary, including any transaction pursuant to a Reinsurance Agreement (other than directors’ qualifying shares or local ownership shares) (it being understood that the Capital Stock of the Parent is not an asset of the Parent), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Parent or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:
(1) a disposition of assets by a Restricted Subsidiary to the Parent or by the Parent or a Restricted Subsidiary to a Restricted Subsidiary;
(2) the disposition of Cash Equivalents in the ordinary course of business or the unwinding of any Hedging Obligations;
(3) a disposition of equipment, inventory, accounts receivable and other assets in the ordinary course of business;
(4) a disposition of used, obsolete, worn out, damaged or surplus equipment or equipment or assets that are no longer used or useful in the conduct of the business of the Parent and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;
(5) the disposition of all or substantially all of the assets of the Parent in a manner permitted pursuant to Article IV or any disposition that constitutes a Change of Control;
(6) an issuance of Capital Stock by a Restricted Subsidiary to the Parent or to a Restricted Subsidiary;
(7) for purposes of Section 3.7 hereof only, the making of a Permitted Investment or a disposition subject to Section 3.4 hereof;
(8) dispositions of Capital Stock of a Restricted Subsidiary or property or other assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than $15.0 million;
(9) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;
(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(11) the licensing or sublicensing of patents, trade secrets, know-how and other intellectual property, know-how or other general intangibles and licenses, leases or subleases of other property which do not materially interfere with the business of the Parent and its Restricted Subsidiaries as operated immediately prior to the granting of such license, lease or sublease;
(12) to the extent allowable under Section 1031 of the Code, any exchange of like property for use in a Related Business;

(13) foreclosure on assets or transfers by reason of eminent domain;
(14) any sale of Capital Stock, Indebtedness or other securities, of an Unrestricted Subsidiary;
(15) a Sale/Leaseback Transaction that is made for cash consideration in an amount not less than the cost of the underlying fixed or capital asset and is consummated within 180 days after the Parent or any Restricted Subsidiary acquires or completes the acquisition of such fixed or capital asset;
(16) the receipt by the Parent or any Restricted Subsidiary of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets;
(17) operating leases in the ordinary course of business;
(18) the surrender or waiver of contract rights or litigation rights or the settlement, release or surrender of tort or other litigation claims of any kind;
(19) the transfer of improvements, additions or alterations in connection with the lease of any property;
(20) dispositions of Investments by any Insurance Subsidiary (other than any of its Investments in Subsidiaries engaged in insurance lines of business) consistent with the investment policy approved by the Board of Directors of such Insurance Subsidiary, the Parent or the Company, as the case may be;
(21) dispositions by Insurance Subsidiaries and Special Purpose Subsidiaries pursuant to Reinsurance Agreements and Statutory Reserve Financings so long as such disposition is entered into in the ordinary course of business for the purpose of managing insurance risk consistent with industry practice;
(22) dispositions of Investments made out of the cash proceeds received from any Insurance Subsidiary pending further distribution in accordance with Section 3.4 hereof;
(23) dispositions of shares of Capital Stock in order to qualify members of the Board of Directors or equivalent governing body of the Parent or a Restricted Subsidiary or such other nominal shares required to be held other than by the Parent or a Restricted Subsidiary, as required by applicable law;
(24) any disposition necessary or advisable (as determined in Good Faith by the Parent) in order to consummate any acquisition of any Person, business or assets; and
(25) any disposition of assets in connection with the Transactions.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, (1) if such Sale/Leaseback Transaction does not constitute a Capitalized Lease Obligation, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP or (2) if such Sale/Leaseback Transaction constitutes a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”
“Authentication Order” has the meaning assigned to such term in Section 2.3 hereof.
“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.
“Blackstone Funds” means, individually or collectively, any investment fund, coinvestment vehicles and/or other similar vehicles or accounts, in each case, managed by an Affiliate of The Blackstone Group L.P., or any of their respective successors.
“Board of Directors” means:
(1) with respect to a corporation, the Board of Directors of the corporation or any committee thereof duly authorized to act on behalf of the Board of Directors with respect to the relevant matter;
(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and
(3) with respect to any other Person, the board or committee of such Person serving a similar function.
“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a company to have been duly adopted by the Board of Directors of such company and to be in full force and effect on the date of such certification, and delivered to the Trustee.
“Broker-Dealer” means any broker or dealer registered under the Exchange Act.
“Business Day” means each day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York, New York or the place of payment are authorized or required by law to close.
“Capital and Surplus” means, as to any Insurance Subsidiary, as of any date, total assets minus total liabilities of such Insurance Subsidiary, as at the end of the most recently ended fiscal quarter of such Insurance Subsidiary for which financial statements are available, determined in accordance with SAP.
“Capital Market Indebtedness” means any series of indebtedness specified within clauses (1) or (2) of the definition of “Indebtedness” with an aggregate principal amount outstanding in excess of $100.0 million.
“Capital Stock” of any Person means (1) with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Common Stock or Preferred Stock, and (2) with respect to any Person that is not a corporation, any and all partnership, limited liability company, membership or other equity interests of such Person, but in each case excluding any debt securities convertible into any of the foregoing.
“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated by the lessee without payment of a penalty.
“Cash Equivalents” means:
(1) U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union, or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
(2) securities issued or directly and fully guaranteed or insured by the United States Government or issued by any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;
(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from Standard & Poor’s Ratings Group, Inc. or A2 or better from Moody’s Investors Service, Inc.;
(4) certificates of deposit, demand deposits, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank (x) the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or “A” or the equivalent thereof by Moody’s Investors Service, Inc. or (y) the short term commercial paper of such commercial bank or its parent company is rated at the time of acquisition thereof at least “A-1” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-1” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500.0 million;
(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above, entered into with any financial institution meeting the qualifications specified in clause (4) above;
(6) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;
(7) instruments equivalent to those referred to in clauses (1) through (6) above denominated in euros or any foreign currency comparable in credit quality and tenor to those referred to in such clauses and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction;
(8) interests in any investment company or money market fund that invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above and clause (10) below;
(9) money market funds that (i) comply with the criteria set forth in Rule 2A-7 of the Investment Company Act of 1940, as amended, (ii) are rated at the time of acquisition thereof “AAA” or the equivalent by Standard & Poor’s Ratings Group, Inc. or “Aaa” or the equivalent thereof by Moody’s Investors Service, Inc. and (iii) have portfolio assets of at least $5.0 billion; and

(10) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (4) of this definition.
“CBOs” means notes or other instruments (other than CMOs) secured by collateral consisting primarily of debt securities and/or other types of debt obligations, including loans
“Change of Control” means:
(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent (or its successors by merger, consolidation or purchase of all or substantially all of its assets) other than a Permitted Holder; provided that such event shall not be deemed a Change of Control so long as one or more Permitted Holders shall Beneficially Own at least as much total voting power of the Voting Stock of the Parent as that Beneficially Owned by such person or group;
(2) the sale, assignment, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Parent and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or
(3) the adoption by the stockholders of the Parent of a plan or proposal for the liquidation or dissolution of the Parent.
For purposes of this definition, (i) any direct or indirect holding company of the Parent shall not itself be considered a “person” or “group” for purposes of clause (1) above; provided that no “person” or “group” (other than the Permitted Holders or another such holding company) Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such company, and a majority of the Voting Stock of such holding company immediately following it becoming the holding company of the Parent is Beneficially Owned by the Persons who Beneficially Owned the voting power of the Voting Stock of the Parent immediately prior to it becoming such holding company and (ii) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
Notwithstanding the foregoing, the consummation of the Transactions shall not constitute a Change of Control.
“Change of Control Triggering Event” means (1) if the Notes have an Investment Grade Rating from at least two Rating Agencies at the time of the applicable Change of Control, the occurrence of both (i) a Change of Control and (ii) a Rating Decline, and (2) if the Notes do

not have an Investment Grade Rating at the time of the applicable Change of Control from at least two Rating Agencies, the occurrence of a Change of Control.
“CMOs” means Notes or other instruments secured by collateral consisting primarily of mortgages, mortgage-backed securities and/or other types of mortgage-related obligations.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.
“Company” has the meaning assigned to such term in the preamble to this Indenture.
“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.
“Consolidated Interest Expense” means, for any period, the interest expense of the Parent and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including but not limited to the portion of any payments or accruals with respect to Capitalized Lease Obligations that are allocable to interest expense, excluding (x) any write-offs of capitalized fees under agreements governing Indebtedness and all amendments thereto, (y) all non-cash charges for the amortization of deferred financing fees and debt issuance costs, and (z) any interest on tax reserves to the extent the Parent has elected to treat such interest as an interest expense under FASB ASC 450 since its adoption.
“Consolidated Net Income” means, for any period, the net income (loss) of the Parent and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP (before preferred stock dividends); provided, however, that (without duplication):
(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be excluded from such Consolidated Net Income, except that:
(a) the Parent’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the

Parent or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to clause (2) below); and
(b) the Parent’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Parent or a Restricted Subsidiary during such period;
(2) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(A) of Section 3.4(a), there shall be excluded from such Consolidated Net Income any net income (but not loss) of any Restricted Subsidiary (other than a Guarantor or an Insurance Subsidiary) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Parent, except that:
(a) the Parent’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Parent or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and
(b) the Parent’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;
(3) any net income (but not loss) of the Insurance Subsidiaries determined on a combined basis shall be excluded from such Consolidated Net Income; provided that, notwithstanding the foregoing, with respect to any such period, there shall be included in Consolidated Net Income any such amount that could have been distributed by any Insurance Subsidiary, directly or indirectly, to the Company or any Guarantor as a dividend, distribution or return of capital or as a payment of interest or principal on any Surplus Note;
(4) any after-tax effect of gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Parent or such Restricted Subsidiary (including pursuant to any Sale/Leaseback Transaction) other than in the ordinary course of business shall be excluded from such Consolidated Net Income;
(5) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or early termination of Hedging Obligations or other derivative instruments shall be excluded from such Consolidated Net Income;

(6) the after-tax effect of extraordinary gain or loss shall be excluded from such Consolidated Net Income;
(7) the after-tax effect of the cumulative effect of a change in accounting principles shall be excluded from such Consolidated Net Income;
(8) any after-tax effect of non-cash impairment charges recorded in connection with the application of FASB ASC 350 and FASB ASC 360 shall be excluded from such Consolidated Net Income;
(9) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Parent or any Restricted Subsidiary shall be excluded from such Consolidated Net Income;
(10) all impairment charges in connection with Investments made by any Insurance Subsidiary in the ordinary course of business shall be excluded from such Consolidated Net Income; provided that the amount of any cash charges relating to such impairment charges shall not be excluded from Consolidated Net Income by operation of this clause (10) to the extent such cash charges reduce (i) with respect to any Insurance Subsidiary that is not a Foreign Subsidiary, “Total Adjusted Capital” (as defined by the applicable Insurance Regulatory Authority) or (ii) with respect to any Insurance Subsidiary that is a Foreign Subsidiary, such comparable term as defined by the Insurance Regulatory Authority of such Insurance Subsidiary; and
(11) interest related realized net investment portfolio trading losses of any Insurance Subsidiary shall be excluded from Consolidated Net Income to the extent such losses do not reduce (i) with respect to any Insurance Subsidiary that is not a Foreign Subsidiary, such Insurance Subsidiary’s “Total Adjusted Capital” (as defined by the applicable Insurance Regulatory Authority) or (ii) with respect to any Insurance Subsidiary that is a Foreign Subsidiary, such comparable term as defined by the Insurance Regulatory Authority of such Insurance Subsidiary.
“Contribution Debt” means Indebtedness of the Company or any Guarantor in an aggregate principal amount not greater than the aggregate amount of cash received from cash contributions (other than proceeds from Disqualified Stock) made to the capital of the Parent after the Issue Date; provided that:
(1) such cash has not been used to make a Restricted Payment and shall thereafter be excluded from any calculation under clause (3)(B) of Section 3.4(a) or used to make any Restricted Payment pursuant to Section 3.4(b) (it being understood that if any such Indebtedness incurred as Contribution Debt is redesignated as incurred under any provision other than clause (xviii) of Section 3.3(b) the related capital contribution may thereafter be included in any calculation under clause (3)(B) of Section 3.4(a); and

(2) such Contribution Debt (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Debt pursuant to an Officer’s Certificate on the incurrence date thereof.
“Corporate Trust Office” shall be at the address of the Trustee specified in Section 11.1 or such other address as to which the Trustee may give notice to the Company or Holders pursuant to the procedures set forth in Section 11.1.
“Credit Facilities” means (i) the Credit Agreement, dated as of November 30, 2017, among the Company and the Parent, as borrowers, Royal Bank of Canada, as administrative agent, the lenders party thereto and the other parties thereto, including any notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any debt facilities, commercial paper facilities, credit agreements, indentures or other agreements, in each case with banks or other institutional lenders, purchasers, investors, trustees or agents that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof and (ii) one or more debt facilities, commercial paper facilities, credit agreements, indentures or other agreements, in each case with banks or other institutional lenders, purchasers, investors, trustees or agents providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other extensions of credit or other indebtedness, in each case including any notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any debt facilities, commercial paper facilities, credit agreements, indentures or other agreements, in each case with banks or other institutional lenders, purchasers, investors, trustees or agents that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.
“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract or other similar agreement as to which such Person is a party or a beneficiary.
“Debt to Total Capitalization Ratio” means, as of any date, the ratio of (a) the principal amount of, and accrued but unpaid interest on, all Indebtedness for borrowed money of the Parent and its Restricted Subsidiaries outstanding on such date, other than (i) Indebtedness owing to the Parent or any of its Restricted Subsidiaries and (ii) the liabilities (if any) of the Parent or any of its Restricted Subsidiaries in respect of Hedging Obligations as determined by reference to the termination value of the agreements or arrangements giving rise to such Hedging Obligations, to (b) Total Capitalization on such date.

In the event that the Parent or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems, Capital Stock, Disqualified Stock or Preferred Stock subsequent to the last day of the Parent’s most recently ended fiscal quarter for which internal financial statements are available but prior to or simultaneously with the event for which the calculation of the Debt to Total Capitalization Ratio is made (the “Calculation Date”), then the Debt to Total Capitalization Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Capital Stock, Disqualified Stock or Preferred Stock, as if the same had occurred at the Calculation Date.
For purposes of making the computation referred to above, issuances of Capital Stock, Investments, Asset Dispositions, Asset Acquisitions and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Parent or any Restricted Subsidiary has determined to make and/or has made subsequent to the last day of the Parent’s most recently ended fiscal quarter for which internal financial statements are available and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such events had occurred on the last day of the Parent’s most recently ended fiscal quarter for which internal financial statements are available.
For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in Good Faith by the Parent.
For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the exchange rate for such currency as of the Calculation Date.
“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.7 hereof, substantially in the form of Exhibit A hereto (as such form may be modified in accordance with Section 2.2 hereof) except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.
“Designated Non-cash Consideration” means any consideration which is not cash or Cash Equivalents received by the Parent or its Restricted Subsidiaries in connection with an Asset Disposition that is designated as Designated Non-cash Consideration pursuant to an

Officer’s Certificate executed by the Parent or the Company at the time of such Asset Disposition. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been transferred, sold or otherwise exchanged for or converted into or for cash or Cash Equivalents.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
(2) is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Parent or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or
(3) is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require such Person to repurchase such Capital Stock upon the occurrence of a “change of control” or “asset disposition” (each defined in a similar manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that such Person may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Parent with Section 3.7 and Section 3.9 and such repurchase or redemption complies with Section 3.4. In addition, any Capital Stock held by any future, present or former employee, director, officer, manager or consultant (or their estates, spouses or former spouses) of the Parent, any of its Subsidiaries or any direct or indirect parent company of the Parent pursuant to any stockholders agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or its Subsidiaries following the termination of employment or death or disability of such employee, director, officer, manager or consultant with the Parent or any of its Subsidiaries or in order to satisfy applicable regulatory or statutory obligation (so long as, in each case referred to in this sentence, any such requirement is made subject to compliance with this Indenture).

“Equity Offering” means any public or private sale, after the Issue Date, of Capital Stock of the Parent or any direct or indirect parent of the Parent (to the extent the proceeds thereof are contributed to the common equity of the Parent) other than an issuance registered on Form S-4 or S-8, or any successor thereto or any issuance to a Subsidiary of the Parent or pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Subsidiary” means (a) any Foreign Subsidiary of the Parent or any Subsidiary of a Foreign Subsidiary of the Parent, (b) any Immaterial Subsidiary (other than an Insurance Subsidiary), (c) any Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary, (d) any Special Purpose Subsidiary, (e) any Unrestricted Subsidiary, (f) any Restricted Subsidiary that is not permitted by law or regulation to guarantee the Obligations with respect to the Notes or that would be required to obtain governmental (including regulatory) consent, approval, license or authorization to guarantee the Obligations with respect to the Notes (unless such consent, approval, license or authorization has been received), (g) any Restricted Subsidiary that is prohibited from guaranteeing the Obligations with respect to the Notes by any contractual obligation in existence on the Issue Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) and (h) any Subsidiary of the Parent to the extent such Subsidiary guaranteeing the Obligations would reasonably be expected to result in an adverse tax consequence to the Parent (or its direct or indirect beneficial owners) and its Subsidiaries (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Parent.
“Fair Market Value” means, with respect to any property, the price that would reasonably be expected to be paid in an arm’s length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined in Good Faith by the Parent.
“F&G Re” means F&G Re Ltd., a Bermuda exempted company registered as a Class C insurer under the Insurance Act, and any successor thereto as permitted by the terms of this Indenture.
“Foreign Guarantor” means any Guarantor that is organized or existing under the laws of, or otherwise treated as resident for tax purposes in, a jurisdiction other than the United States, any state thereof or the District of Columbia.
“Foreign Subsidiary” of any Person means (i) any Restricted Subsidiary that is not organized or existing under the laws of the United States of America or any state thereof or the District of Columbia, (ii) any Restricted Subsidiary that is organized or existing under the laws of the United States of America or any state thereof or the District of Columbia, if all or substantially all of the assets of such Restricted Subsidiary consist of equity or debt of one or more Restricted Subsidiaries described in clause (i), intellectual property relating to such Restricted Subsidiaries and other assets (including cash or Cash Equivalents) relating to an ownership interest in such Restricted Subsidiaries, and (iii) any Subsidiary of a Restricted Subsidiary described in clause (i).
“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date (except with respect to the financial statements being furnished pursuant to Section 3.2 hereof, as to which such principles in effect from time to time shall apply), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP, except that in the event the Parent is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in this Indenture.
“Global Note Legend” means the legend set forth in Section 2.1(b) hereof, which is required to be placed on all Global Notes issued under this Indenture.
“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto (as such form may be modified in accordance with Section 2.2 hereof) issued in accordance with Section 2.1 or 2.7 hereof.
“Good Faith by the Parent” means the decision in good faith by a responsible financial or accounting officer of the Parent, which determination shall be conclusive.
“Guarantee” means any obligation, contingent or otherwise, of any Person, directly or indirectly, guaranteeing any Indebtedness or other financial obligations of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or
(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other financial obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantors” has the meaning assigned to such term in the preamble to this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement, excluding any Obligations of Insurance Subsidiaries with respect to Swap Contracts entered into in the ordinary course of business and consistent with the investment policy approved by the Board of Directors of such Insurance Subsidiary.
“Holder” means a Person in whose name a Note is registered on the Registrar’s books.
“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto (as such form may be modified in accordance with Section 2.2) bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in an initial denomination equal to the outstanding principal amount of the Notes initially sold to Institutional Accredited Investors.
“Immaterial Subsidiary” means any Subsidiary that has less than 5% of the consolidated assets of the Parent and its Subsidiaries or that accounts for less than 5% of the consolidated revenues of the Parent and its Subsidiaries. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing as of the last day of the period of four consecutive fiscal quarters most recently ended shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the delivery of annual or quarterly financial statements pursuant to Section 3.2 hereof with respect to such period (or the last quarter thereof, as applicable).
“Incur” means to issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):
(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;
(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto, except to the extent such reimbursement obligation relates to a Trade Payable or similar obligation to a trade creditor in each case incurred in the ordinary course of business) other than obligations with respect to letters of credit, bankers’ acceptances or similar instruments securing obligations (other than obligations described in clauses (1) and (2) above and clause (5) below) entered into in the ordinary course of business of such Person to the extent such letters of credit, bankers’ acceptances or similar instruments are not drawn upon or, to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit, bankers’ acceptance or similar instrument;
(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except (i) any such balance that constitutes a Trade Payable, accrued liability or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;
(5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);
(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);
(7) the principal component of all indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such indebtedness of such other Persons;
(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor); and
(9) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).
In no event shall the term “Indebtedness” include (i) any indebtedness under any overdraft or cash management facilities so long as any such indebtedness is repaid in full no later than five Business Days following the date on which it was incurred or in the case of such indebtedness in respect of credit or purchase cards, within 60 days of its incurrence, (ii) obligations in respect of performance, appeal or other surety bonds or completion guarantees incurred in the ordinary course of business, (iii) except as provided in clause (5) above, any obligations in respect of a lease properly classified as an operating lease in accordance with GAAP, (iv) any liability for federal, state, local or other taxes not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP, (v) any customer deposits or advance payments received in the ordinary course of business, (vi) Obligations of Insurance Subsidiaries with respect to Swap Contracts entered into in the ordinary course of business and consistent with the investment policy approved by the Board of Directors of such Insurance Subsidiary, (vii) the following obligations issued or undertaken in connection with a Statutory Reserve Financing: (A) Surplus Notes or other obligations of any Special Purpose Subsidiary of the Parent (“Reserve Financing Notes”), (B) any securities backed by such Reserve Financing Notes by an entity formed in connection with a Statutory Reserve Financing, (C) letters of credit issued for the account of any Special Purpose Subsidiary of the Parent, (D) reimbursement obligations of any Special Purpose Subsidiary, (E) any guarantees of the obligations described in (A), (B), (C) or (D) above, (F) reimbursement obligations or (G) capital maintenance or similar obligations in favor of any Special Purpose Subsidiary, and (viii) any obligations with respect to insurance policies, annuities, guaranteed investment contracts and similar policies underwritten by an Insurance Subsidiary, in each case, in the ordinary course of business.
The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that (x) contingent obligations arising in the ordinary course of business and not with respect to borrowed money of such Person or other Persons, and (y) the obligations of any Person under Reinsurance Agreements shall be deemed not to constitute Indebtedness. Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness;” provided that such money is held to secure the payment of such interest.
“Independent Financial Advisor” means (1) an accounting, appraisal or investment banking firm or (2) a consultant to Persons engaged in a Related Business, in each case of nationally recognized standing that is, in the good faith judgment of the Parent, qualified to perform the task for which it has been engaged.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Notes” means the $550,000,000 in aggregate principal amount of 5.50% Senior Notes due 2025 of the Company issued under the first Notes Supplemental Indenture on the Issue Date.

“Initial Purchasers” means, with respect to the Initial Notes, RBC Capital Markets, LLC, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Blackstone Advisory Partners L.P. and, with respect to any Additional Notes, other such initial purchasers party to future purchase agreements entered into in connection with an offer and sale of such Additional Notes.
“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.
“Insurance Act” means the Insurance Act 1978 of Bermuda and its related rules and regulations, as amended.
“Insurance Regulatory Authority” means, with respect to any Insurance Subsidiary, the governmental or regulatory authority or agency charged with regulating the insurance business of insurance companies or insurance holding companies, in its jurisdiction of legal domicile.
“Insurance Subsidiary” means any Restricted Subsidiary of the Parent that is required to be licensed as an insurer or reinsurer.
“Interest Payment Date” means, when used with respect to any Note and any installment of interest thereon, the date specified in such Note as the fixed date on which such installment of interest is due and payable, as set forth in such Note.
“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.
“Intermediate Guarantor” has the meaning assigned to in the preamble to this Indenture.
“Investment” in any Person means any direct or indirect advance, loan (other than advances or extensions of credit in the ordinary course of business that are in conformity with GAAP recorded as accounts receivable on the balance sheet of the Parent or its Restricted Subsidiaries) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;
(2) endorsements of negotiable instruments and documents in the ordinary course of business;
(3) an acquisition of assets, Capital Stock or other securities by the Parent or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Parent;
(4) a deposit of funds in connection with an acquisition of assets, Capital Stock or other securities; provided that either such acquisition is consummated by or through a Restricted Subsidiary or such deposit is returned to the Person who made it;
(5) an account receivable arising, or prepaid expenses or deposits made, in the ordinary course of business; and
(6) licensing or transfer of know-how or intellectual property or the providing of services in the ordinary course of business.
For purposes of Section 3.4 hereof, (1) “Investment” will include the portion (proportionate to the Parent’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Parent’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets (as conclusively determined in good faith by the Board of Directors of the Parent) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Parent; and (3) the value of any “Investment” made by an Insurance Subsidiary shall be calculated net of any liabilities of the Insurance Subsidiary that are assumed by the Person in whom the Investment is being made.
“Investment Grade Rating” means a rating equal to or higher than (i) Baa3 (or the equivalent) by Moody’s Investors Service, Inc., (ii) BBB- (or the equivalent) by Standard & Poor’s Ratings Group, Inc. and (iii) BBB- (or the equivalent) by Fitch, Inc. or an equivalent rating by any other Rating Agency substituted for any of the foregoing; provided that a change in outlook shall not by itself cause the Parent to lose its Investment Grade Rating.
“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States, United Kingdom or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);
(2) debt securities or debt instruments with a rating of “A-” or higher from Standard & Poor’s Ratings Group, Inc. or “A3” or higher by Moody’s Investors Service, Inc. or the equivalent of such rating by such rating organization or, if no rating of Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group, Inc. then exists, the equivalent of such rating by any other nationally recognized Rating Agency, but excluding any debt securities or instruments constituting loans or advances among the Parent and its Subsidiaries; and
(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) above which fund may also hold cash and Cash Equivalents pending investment or distribution.
“Investment Management Agreement” means each investment management agreement, each management services agreement and any similar or related agreements or arrangements, between (a) any of the management companies associated with one or more of the Permitted Holders or their advisors, if applicable, and (b) the Parent or any Restricted Subsidiary (and/or any direct or indirect parent companies of the Parent or any Restricted Subsidiary), in each case, as in effect from time to time.
“Issue Date” means April 20, 2018.
“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease (or any filing or agreement to give any financing statement in connection therewith) be deemed to constitute a Lien.
“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary. Notwithstanding anything to the contrary in this Indenture, Parent shall have no obligation to maintain any particular Subsidiary (including F&G Re) as, or cause any Subsidiary (including F&G Re) to be, a Material Subsidiary.
“Merger Agreement” means the Merger Agreement, dated as of May 24, 2017, by and among CF Corporation, FGL US Holdings Inc., FGL Merger Sub Inc. and Fidelity & Guaranty Life, as it may be amended, supplemented, waived or otherwise modified from time to time.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in the absence of the National Association of Insurance Commissioners or such successor, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar governmental authorities of the various states of the United States toward the promotion of uniformity in the practices of such governmental authorities.
“Net Available Cash” from an Asset Disposition means an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of: (1) all brokerage, legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition; (2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition; (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Parent or any Restricted Subsidiary after such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters; (5) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Asset Disposition); and (6) in the case of an Asset Disposition by an Insurance Subsidiary, proceeds that are not permitted to be paid as a dividend or distribution by such Insurance Subsidiary pursuant to regulatory restrictions provided, however, that in the cases of clauses (4) and (5), upon reversal of any such reserve or the termination of any such escrow, Net Available Cash shall be increased by the amount of such reversal or any portion of funds released from escrow to the Parent or any Restricted Subsidiary.
“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock of the Parent or any Restricted Subsidiary or Indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees, charges and expenses actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not the Company or a Guarantor.
“Non-Recourse Debt” means Indebtedness of a Person:
(1) as to which neither the Parent nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);
(2) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Parent or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and
(3) the explicit terms of which provide there is no recourse against any of the assets of the Parent or its Restricted Subsidiaries.
“Non-U.S. Person” means a Person who is not a U.S. Person.
“Notes” means the Initial Notes and any Additional Notes.
“Notes Custodian” means the custodian with respect to the Global Note (as appointed by the Depositary), or any successor Person thereto and shall initially be the Trustee.
“Notes Supplemental Indenture” means a Supplemental Indenture pursuant to which the Company issues Notes in accordance with Section 2.2, which may be substantially in the form attached hereto as Exhibit F, or in such other form as the Company may determine in accordance with Section 2.2.
“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foregoing law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.
“Offering Memorandum” means the offering memorandum, dated as of April 17, 2018, relating to the offering of the Notes.
“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Parent or the Company or, in the event that a Person is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of such Person. Officer of any Guarantor has a correlative meaning.
“Officer’s Certificate” means a certificate signed by an Officer of the Parent or the Company and delivered to the Trustee.
“OM Purchase Agreement” means the First Amended and Restated Stock Purchase Agreement, dated February 17, 2011, between OM Group (UK) Limited and Harbinger F&G, LLC.
“Opinion of Counsel” means a written opinion from legal counsel that is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Parent or a Restricted Subsidiary.
“Parent” has the meaning assigned to such term in the preamble to this Indenture.
“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.
“Permitted Holders” means:
(1) each of FGL Holdings (f/k/a CF Corporation), Blackstone Tactical Opportunities Fund II, L.P., GSO Capital Partners LP, Fidelity National Financial, Inc., BilCar, LLC, CC Capital Management, LLC, CFS Holdings (Cayman), LP, CFS II Holdings (Cayman), LP and the Blackstone Funds;
(2) any Affiliate or Related Party of any Person specified in clause (1), other than another portfolio company thereof (which means a company actively engaged in providing goods and services to unaffiliated customers) or a company controlled by a “portfolio company”; and
(3) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 50% or more by Persons specified in clauses (1) and (2) or any group in which the Persons specified in clauses (1) and (2) own more than a majority of the voting power of the Voting Stock held by such group, and any Person that is a member of any such group.
“Permitted Investment” means an Investment by the Parent or any Restricted Subsidiary in:
(1) the Parent or a Restricted Subsidiary, including through the purchase of Capital Stock of a Restricted Subsidiary;
(2) any Investment by the Parent or any of its Restricted Subsidiaries in a Person that is engaged in a Related Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or
(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Parent or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;
(3) cash and Cash Equivalents or Investments that constituted Cash Equivalents at the time made or Investment Grade Securities;
(4) receivables owing to the Parent or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent or any such Restricted Subsidiary deems reasonable under the circumstances;
(5) commission, relocation, entertainment, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(6) loans or advances to, or guarantees of third party loans to, employees, officers or directors of the Parent or any Subsidiary in the ordinary course of business in an aggregate amount outstanding at any time not in excess of $5.0 million with respect to all loans or advances or guarantees made since the Issue Date (without giving effect to the forgiveness of any such loan) or to fund such Person’s purchase of Capital Stock of the Parent or any direct or indirect parent of the Parent;
(7) any Investment acquired by the Parent or any of its Restricted Subsidiaries:
(a) in exchange for any other Investment or accounts receivable held by the Parent or any such Restricted Subsidiary in connection with or as a result of a judgment, bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;
(b) as a result of a foreclosure by the Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or
(c) in the form of notes payable, or stock or other securities issued by account debtors to the Parent or any Restricted Subsidiary pursuant to negotiated agreements with respect to the settlement of such account debtor’s accounts, and other Investments arising in connection with the compromise, settlement or collection of accounts receivable, in each case in the ordinary course of business;
(8) Investments made as a result of the receipt of non-cash consideration (including Designated Non-cash Consideration) from an Asset Disposition that was made pursuant to and in compliance with Section 3.7 hereof or any other disposition of assets not constituting an Asset Disposition;
(9) Investments in existence on the Issue Date and Investments committed to be made as of the Issue Date, and any extension, modification or renewal of any such Investments, or Investments purchased or received in exchange for such Investments, existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than (x) as contemplated by the terms of such Investment as in effect on the Issue Date, (y) as permitted under this definition or Section 3.4 hereof or (z) pursuant to the terms of such Investment as in effect on the Issue Date, as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities);
(10) any Person to the extent such Investments consist of Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 3.3 hereof;
(11) Guarantees of Indebtedness issued in accordance with Section 3.3 hereof and guarantees to suppliers, licensors or the providers of operating leases (other than guarantees of Indebtedness) in the ordinary course of business;
(12) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan, including, without limitation, split-dollar insurance policies, in an amount not to exceed the amount of compensation expense recognized by the Parent and its Restricted Subsidiaries in connection with such plans;
(13) Investments received in settlement of debts created in the ordinary course of business and owing to the Parent or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;
(14) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility, unemployment insurance, workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Parent or any Restricted Subsidiary;
(15) prepayments and other credits to suppliers made in the ordinary course of business;
(16) endorsements of negotiable instruments and documents in the ordinary course of business;

(17) loans or advances or similar transactions with customers, distributors, clients, developers, suppliers or purchasers of goods or services in the ordinary course of business;
(18) Investments by any Insurance Subsidiary (including by any Subsidiary of such Insurance Subsidiary that is not itself an Insurance Subsidiary) in the ordinary course of business and consistent with the investment policy approved by the Board of Directors of such Insurance Subsidiary or otherwise consistent with Investment guidelines approved by the applicable Insurance Regulatory Authority;
(19) Investments by the Parent that constitute Investments that would be permitted to be made by an Insurance Subsidiary pursuant to clause (18) of this definition of “Permitted Investments”;
(20) Investments of the type described in clause (vii) of the second paragraph of the definition of “Indebtedness” in connection with Statutory Reserve Financings;
(21) Investments by the Parent or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (21), in an aggregate amount at the time of such Investment not to exceed the greater of $100.0 million and 0.50% of Total Assets outstanding at any one time (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value);
(22) Investments in Unrestricted Subsidiaries and/or joint ventures or similar arrangements, together with all other Investments pursuant to this clause (22), in an aggregate amount at the time of such Investment not to exceed the greater of $50.0 million and 0.25% of Total Assets; and
(23) any Investments in connection with the Transactions.
For purposes of determining compliance with this definition, in the event that a proposed Permitted Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (23) above, or is entitled to be made pursuant to Section 3.4, the Parent will be entitled to divide and classify (or reclassify) such Permitted Investment (or portion thereof) in any manner that complies with this definition or Section 3.4.
“Permitted Liens” means, with respect to any Person:
(1) (x) pledges or deposits by such Person under workers’ compensation laws, unemployment, general insurance and other insurance laws and old age pensions and other social security or retirement benefits or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory or regulatory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or good faith deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business and (y) collateral consisting of Cash Equivalents securing letters of credit issued in respect of obligations to insurers in an aggregate amount not to exceed $10.0 million at any time outstanding;
(2) Liens imposed by law and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens arising in the ordinary course of business;
(3) Liens for taxes, assessments or other governmental charges or levies not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;
(4) Liens in favor of issuers of surety, appeal or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(5) minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(6) Liens securing Hedging Obligations relating to Indebtedness so long as the related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligation;
(7) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Parent or any of its Restricted Subsidiaries;
(8) judgment Liens not giving rise to an Event of Default, and Liens securing appeal or surety bonds related to such judgment, so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;
(9) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money indebtedness or other payments Incurred pursuant to Section 3.3(b)(viii) hereof to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that, in the case of this clause (9):
(a) the aggregate principal amount of Indebtedness secured by such Liens does not exceed the cost of the assets or property so acquired, constructed or improved, plus reasonable fees and expenses of such Person incurred in connection therewith; and
(b) such Liens are created within 450 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Parent or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto and the proceeds thereof;
(10) Liens that constitute banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a bank, depositary or other financial institution, whether arising by operation of law or pursuant to contract;
(11) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Parent and its Restricted Subsidiaries in the ordinary course of business;
(12) Liens existing on the Issue Date;
(13) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, further, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure), the obligations to which such Liens relate or is in respect of property that is the security for a Permitted Lien hereunder;
(14) Liens on property at the time the Parent or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Parent or any Restricted Subsidiary; provided, further, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure), the obligations to which such Liens relate or is in respect of property that is the security for a Permitted Lien hereunder;
(15) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Parent or another Restricted Subsidiary;

(16) Liens on Capital Stock of Unrestricted Subsidiaries and Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary; provided that such Liens were not incurred in connection with or in contemplation of such designation;
(17) good faith deposits as security for contested taxes or contested import to customs duties;
(18) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (9), (12), (13), (14), (16), (18) and (37) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;
(19) any interest or title of a lessor under any operating lease;
(20) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;
(22) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Parent or any of its Restricted Subsidiaries in the ordinary course of business;
(23) Liens on funds of the Parent or any Subsidiary held in deposit accounts with third party providers of payment services securing credit card charge-back reimbursement and similar cash management obligations of the Parent or the Subsidiaries;
(24) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
(25) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;
(26) Liens on insurance policies and proceeds of insurance policies (including rebates of premiums) securing Indebtedness incurred pursuant to Section 3.3(b)(xii) to finance the payment of premiums on the insurance policies subject to such Liens;

(27) statutory, common law or contractual Liens of landlords;
(28) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness permitted under Section 3.3 is Incurred;
(29) Liens on any cash earnest money deposit made by the Parent or any Restricted Subsidiary in connection with any letter of intent or acquisition agreement that is not prohibited by this Indenture;
(30) Liens in favor of credit card processors granted in the ordinary course of business;
(31) Liens arising in connection with Cash Equivalents described in clause (5) of the definition of Cash Equivalents;
(32) Liens securing other obligations in an amount not to exceed the greater of $100.0 million and 0.50% of Total Assets at any time outstanding;
(33) Liens securing cash management obligations incurred in the ordinary course of business;
(34) Liens securing Indebtedness incurred pursuant to Section 3.3(b)(xiii) in an aggregate amount not to exceed $10.0 million and customary set-off rights in favor of depositary banks;
(35) Liens on the Capital Stock of Fidelity and Guaranty Life Insurance Company (or any successor thereto) arising pursuant to the terms of the OM Purchase Agreement as in effect on the Issue Date;
(36) Liens on the assets of a Non-Guarantor Subsidiary securing Indebtedness of a Non-Guarantor Subsidiary that was permitted by the terms of this Indenture to be incurred; and
(37) Liens securing Indebtedness Incurred pursuant to Section 3.3(b)(i).
For purposes of determining compliance with this definition Section 3.5, in the event that a proposed Permitted Lien (or portion thereof) meets the criteria of more than one of the categories of Permitted Liens described in clauses (1) through (37) above, the Parent will be entitled to divide and classify (or reclassify) such Permitted Lien (or portion thereof) in any manner that complies with this definition.
“Permitted Transactions” means (a) mortgage-backed security transactions in which an investor sells mortgage collateral, such as securities issued by the Government National Mortgage Association and the Federal Home Loan Mortgage Corporation, for delivery in the current month while simultaneously contracting to repurchase “substantially the same” (as determined by the Public Securities Association and GAAP) collateral for a later settlement, (b) transactions in which an investor lends cash to a primary dealer and the primary dealer collateralizes the borrowing of the cash with certain securities, (c) transactions in which an investor lends securities to a primary dealer and the primary dealer collateralizes the borrowing of the securities with cash collateral, (d) transactions in which an investor makes loans of securities to a broker-dealer under an agreement requiring such loans to be continuously secured by cash collateral or United States government securities, (e) transactions structured as, and submitted to the NAIC Security Valuation Office for approval as, Replication (Synthetic Asset) Transactions (RSAT) (provided that, to the extent that such approval is not granted in respect of any such transaction, such transaction shall cease to constitute a Permitted Transaction 30 days following the date of such rejection, denial or non-approval) and (f) transactions in which a federal home loan mortgage bank (a “FHLMB”) makes loans to an Insurance Subsidiary, that are sufficiently secured by appropriate assets of such Insurance Subsidiary consisting of Qualifying Collateral in accordance with the rules, regulations and guidelines of such FHLMB for its loan programs.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Preferred Stock” means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
“Private Placement Legend” means the legend set forth in Section 2.1(d) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions hereof.
“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).
“Qualifying Collateral” means: (i) whole mortgage loans, including residential first mortgage, multifamily mortgage, home equity line of credit (HELOC), second mortgage and commercial mortgage; (ii) loans secured by farmland; (iii) government and agency securities, including treasuries, agencies, agency mortgage back security (MBS) pass-through, agency collateralized mortgage obligation (CMO) or real estate mortgage investment, real estate mortgage investment conduit (REMIC), Small Business Administration (SBA) pool certificates, Federal Deposit Insurance Corporation (FDIC) and National Credit Union Administration (NCUA) guaranteed notes and Government National Mortgage Association (Ginnie Mae) home equity conversion mortgage (HECM); (iv) non-agency securities, including municipal securities, private placement securities, residential mortgage-backed securities, commercial mortgage-backed securities (CMBS) and asset-backed securities secured by HELOC/second mortgage loan collateral; and (v) cash.

“Quarterly Statement” means the quarterly statutory financial statement of an Insurance Subsidiary (other than any Insurance Subsidiary that is a Foreign Subsidiary) required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of organization, which statement shall be in the form required by its jurisdiction of organization or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing quarterly statutory financial statements and shall contain the type of information permitted or required by such insurance commissioner (or such similar authority) to be disclosed therein.
“Rating Agencies” means Standard & Poor’s Ratings Group, Inc., Fitch, Inc. and Moody’s Investors Service, Inc. or if Standard & Poor’s Ratings Group, Inc., Fitch, Inc. or Moody’s Investors Service, Inc. or any combination of the foregoing shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company or the Parent (as certified by a Board Resolution) which shall be substituted for Standard & Poor’s Ratings Group, Inc., Fitch, Inc. or Moody’s Investors Service, Inc. or any combination of the foregoing, as the case may be.
“Rating Decline” shall be deemed to occur if on the 60th day following the occurrence of a Change of Control (1) if Notes are then rated by three Rating Agencies, the rating of the notes by two or more of the Rating Agencies shall have been (i) withdrawn or (ii) downgraded to a rating below an Investment Grade Rating, or (2) if the Notes are then rated by two or fewer Rating Agencies, the rating of the notes by each Rating Agency shall have been (i) withdrawn or (ii) downgraded to a rating below an Investment Grade Rating; provided that, in each case, each such Rating Agency indicates that such withdrawal or downgrade is as a result of such Change of Control.
“Record Date” means, with respect to any series of Notes, the “Record Date” as such term is defined in the Notes Supplemental Indenture establishing such series of Notes.
“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for or to consolidate, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
“Refinancing Indebtedness” means any Indebtedness that Refinances any other Indebtedness, including any successive Refinancings, so long as:
(1) such Indebtedness is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:
(a)    the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced, and

(b)    an amount necessary to pay any fees and expenses, including accrued and unpaid interest, premiums, transaction costs and defeasance costs, related to such Refinancing,
(2) the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being Refinanced,
(3) the Stated Maturity of such Indebtedness is no earlier than the Stated Maturity of the Indebtedness being Refinanced, and
(4) if the Indebtedness being Refinanced was subordinated to the Notes or the Guarantees, the new Indebtedness shall be subordinated to the Notes or the Guarantees, as applicable, at least to the same extent as such Indebtedness being Refinanced;
provided, however, that Refinancing Indebtedness shall not include:
(1) Indebtedness of a Restricted Subsidiary of the Parent that is not the Company or a Guarantor that Refinances Indebtedness of the Company or a Guarantor, or
(2) Indebtedness of the Parent or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.
“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto (as such form may be modified in accordance with Section 2.2 hereof) bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of the Depositary and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.
“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto (as such form may be modified in accordance with Section 2.2 hereof) deposited with or on behalf of the Depositary and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.
“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.1(e) hereof, which is required to be placed on all Regulation S Temporary Global Notes issued under this Indenture except where otherwise permitted by the provisions hereof.
“Reinsurance Agreements” means any agreement, contract, treaty, certificate or other arrangement by which any Insurance Subsidiary agrees to transfer or cede to another insurer all or part of the liability assumed or assets held by it under one or more insurance, annuity, reinsurance or retrocession policies, agreements, contracts, treaties, certificates or similar arrangements. Reinsurance Agreements shall include, but not be limited to, any agreement, contract, treaty, certificate or other arrangement that is treated as such by the applicable Insurance Regulatory Authority.
“Related Business” means any business that is the same as or related, ancillary or complementary to any of the businesses of the Parent and its Restricted Subsidiaries on the Issue Date and any reasonable extension or evolution of any of the foregoing.
“Related Party” means:
(1) any controlling stockholder, majority owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or
(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority (and controlling) interest of which consist of any one or more Permitted Holder and/or such other Persons referred to in the immediately preceding clause (1).
“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
“Restricted Global Note” means a Global Note bearing the Private Placement Legend.
“Restricted Investment” means any Investment other than a Permitted Investment.
“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.
“Restricted Subsidiary” means any Subsidiary (including the Company) of the Parent other than an Unrestricted Subsidiary.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“Rule 904” means Rule 904 promulgated under the Securities Act.
“Sale/Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired by the Parent or a Restricted Subsidiary whereby the Parent or such Restricted Subsidiary transfers such property to a Person (other than the

Parent or any of its Subsidiaries) and the Parent or such Restricted Subsidiary leases it from such Person.
“SAP” shall mean, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the Insurance Regulatory Authority of its jurisdiction of legal domicile, consistently applied as in effect from time to time.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
“Special Purpose Subsidiary” means any Restricted Subsidiary of the Parent formed to issue Surplus Notes or other obligations in connection with a Statutory Reserve Financing or enter into Reinsurance Agreements in connection with a Statutory Reserve Financing or enter into ancillary obligations in respect of the foregoing.
“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Statutory Reserve Financing” means a transaction or series of transactions entered into primarily for the purpose of financing a portion of the statutory reserves required to be held by an Insurance Subsidiary, where the proceeds or funding obligations provided by the financing counterparty or counterparties in such transaction or transactions are not expected, as of the date such transaction or transactions are entered into, to be used or applied to pay insurance or reinsurance claims reasonably projected to be payable as of the date such transaction or transactions are entered into.
“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to its terms. No Indebtedness of the Company shall be deemed to be subordinated or junior in right of payment to any other Indebtedness of the Company solely by virtue of Liens, guarantees, maturity or payments or structural subordination.
“Subsidiary” of any Person means (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), or

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof). Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Parent.
“Subsidiary Guarantee” means, individually, any Guarantee by a Subsidiary Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.
“Subsidiary Guarantor” means each Restricted Subsidiary in existence on the Issue Date that provides a Subsidiary Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Subsidiary Guarantee in accordance with this Indenture); provided that upon release or discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with this Indenture, such Restricted Subsidiary ceases to be a Guarantor.
“substantially concurrent” means, with respect to two or more events, the occurrence of such events within 45 days of each other.
“Surplus Note” means a promissory note executed by an Insurance Subsidiary of the type generally described in the insurance industry as a “surplus note”, the principal amount of which an insurance regulator permits the issuer to record as an addition to Capital and Surplus rather than as a liability in accordance with SAP.
“Swap Contract” means any agreement relating to any transaction (whether or not arising under a master agreement) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, futures contract, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option, credit derivative transaction or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and any master agreement relating to or governing any or all of the foregoing.
“TIA” means the Trust Indenture Act of 1939 as in effect on the Issue Date.
“Total Assets” means the total assets of the Parent and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Parent for which internal financial statements are available immediately preceding the date on which any calculation of Total Assets is being made, with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Debt to Total Capitalization Ratio.
“Total Capitalization” means, without duplication, (a) the amount described in clause (a) of the definition of “Debt to Total Capitalization Ratio” plus (b) the Total Shareholders’ Equity of the Parent.

“Total Shareholders’ Equity” means as to any Person the total common and preferred shareholders’ equity of such Person as determined in accordance with GAAP (calculated excluding (i) unrealized gains (losses) on securities as determined in accordance with FASB ASC 320 (Investments—Debt and Equity Securities) and (ii) any charges taken to write off any goodwill included on such Person’s balance sheet on the Issue Date to the extent such charges are required by FASB ASC 320 (Investments— Debt and Equity Securities) and ASC 350 (Intangibles—Goodwill and Others).
“Trade Payables” means, with respect to any Person, any accounts payable to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.
“Transaction Expenses” means any fees or expenses incurred or paid by the Permitted Holders, the Parent, the Company or any of their respective Subsidiaries in connection with the Transactions (including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock option, expenses in connection with hedging transactions and any original issue discount or upfront fees), the Merger Agreement, any Investment Management Agreement, the Indenture, the Loan Documents (as defined in the Credit Facilities) and the transactions contemplated hereby and thereby.
“Transactions” means (i) the Acquisition, (ii) any Incurrence of Indebtedness by the Parent, the Company or any of their respective Subsidiaries or Affiliates relating to the Acquisition and the refinancing of any existing Indebtedness of the Parent in connection with the Acquisition, and the application of the proceeds therefrom, (iii) any restructuring transactions relating to the Acquisition, (iv) the payment of Transaction Expenses and (v) any other transactions contemplated by the Merger Agreement or entered into in connection with or relating to the Acquisition.
“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall, in each case, have direct responsibility for the administration of this Indenture.
“Trustee” has the meaning assigned to such term in the preamble to this Indenture.
“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.
“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A attached hereto (as such form may be modified in accordance with Section 2.2 hereof) that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.
“Unrestricted Subsidiary” means (1) any Subsidiary of the Parent that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Parent in the manner provided below; and (2) any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors of the Parent may designate any Subsidiary of the Parent (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:
(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Parent that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;
(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter while they are Unrestricted Subsidiaries, consist of Non-Recourse Debt;
(3) such designation and the Investment of the Parent in such Subsidiary complies with Section 3.4;
(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Parent and its Subsidiaries;
(5) such Subsidiary is a Person with respect to which neither the Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation:
(a) to subscribe for additional Capital Stock of such Person; or
(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Parent or any Restricted Subsidiary with terms substantially less favorable to the Parent than those that might have been obtained from Persons who are not Affiliates of the Parent.
Any such designation by the Board of Directors of the Parent shall be evidenced to the Trustee by filing with the Trustee a Board Resolution of the Parent giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.
The Board of Directors of the Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Parent could Incur at least $1.00 of additional Indebtedness pursuant to Section 3.3(a) on a pro forma basis taking into account such designation.
“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.
“U.S. Person” means a U.S. Person as defined in Rule 902(k) of Regulation S under the Securities Act.
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.
“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares or local ownership shares) is owned by the Parent or another Wholly Owned Subsidiary.
SECTION 1.2. Other Definitions.

Term	Defined in Section
“actual knowledge”	7.2(g)
“Additional Amounts”	2.15
“Additional Notes”	2.3

Term	Defined in Section
“Affiliate Transaction”	3.8(a)
“Agent Members”	2.1(f)
“Asset Disposition Offer”	3.7(c)
“Asset Disposition Offer Amount”	3.7(d)
“Asset Disposition Offer Period”	3.7(d)
“Asset Disposition Purchase Date”	3.7(d)
“Bankruptcy Law”	6.1
“Change of Control Offer”	3.9(b)
“Change of Control Payment”	3.9(b)(i)
“Change of Control Payment Date”	3.9(b)(ii)
“covenant defeasance option”	8.1(b)
“Custodian”	6.1
“Defaulted Interest”	2.13
“DTC”	2.1(b)
“Event of Default”	6.1(a)
“Excess Proceeds”	3.7(c)
“Guarantor Obligations”	10.1
“legal defeasance option”	8.1(b)
Limited Condition Transaction	1.4
Limited Condition Transaction Election	1.4
Limited Condition Transaction Test Date	1.4
“Notice of Default”	6.1
“Parent Conference Call”	3.2(b)(1)
“Paying Agent”	2.4
“payment default”	6.1(a)(vi)(A)
“Redemption Date”	5.4
“Registrar”	2.4
“Reinstatement Date”	3.11(b)
“Restricted Payment”	3.4(a)(iv)
“Special Interest Payment Date”	2.13(a)
“Special Record Date”	2.13(a)
“Successor Company”	4.1(a)(i)
“Successor Guarantor”	4.2(a)(i)
“Suspended Covenants”	3.11(a)
“Suspension Period”	3.11(b)
“Tax Jurisdiction”	2.15
“Tax Redemption Date”	5.9
“Unutilized Excess Proceeds”	3.7(c)
SECTION 1.3. Rules of Construction . Unless the context otherwise requires:
(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c) “or” is not exclusive;
(d) “including” means including without limitation;
(e) words in the singular include the plural and words in the plural include the singular;
(f) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;
(g) references to sections of, or rules under, the Securities Act or Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;
(h) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture; and
(i) the words “herein,” “hereof” and “hereunder” and any other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision.
SECTION 1.4. Financial Calculations for Limited Condition Transactions.
When calculating the availability under any basket or ratio under this Indenture or determining the absence of a Default or Event of Default as a condition to the making of any acquisition or other Permitted Investment the consummation of which is not conditioned on the availability of, or on obtaining, third party financing (each, a “Limited Condition Transaction”) or the incurrence of Indebtedness in connection therewith, the determination of whether the relevant condition is satisfied may be made, at the irrevocable election of the Company (such election, a “Limited Condition Transaction Election”), at the time of (and on the basis of the financial statements to be delivered pursuant to Section 3.2 for the most recently ended fiscal period for which financial statements are available at the time of) either (x) the execution of the definitive agreement with respect to such Limited Condition Transaction or (y) the consummation of the Limited Condition Transaction, in each case, after giving effect to the relevant Limited Condition Transaction and any related transactions (including any incurrence of Indebtedness and the use of proceeds thereof), on a pro forma basis (such date, the “Limited Condition Transaction Test Date”). If the Company makes such a Limited Condition Transaction Election, any subsequent calculation of any such basket or ratio as a condition to consummating such transaction or the incurrence of Indebtedness in connection therewith shall be calculated on an equivalent pro forma basis, unless the definitive agreement for such Limited Condition Transaction expires or is terminated without its consummation. Any Limited Condition Transaction Election shall be made pursuant to a written notice from the Company delivered to the Trustee at the time of the execution of the definitive agreements with respect to the Limited Condition Transaction; provided, however, that, to the extent the Company has not delivered such written notice to the Trustee by the time of execution of the definitive agreements with respect to such transaction, the relevant conditions required to be satisfied as a condition to consummating such transaction and/or incurring such Indebtedness will be tested at the time of consummation of such transaction and the related incurrence of Indebtedness.
For the avoidance of doubt, if the Company has made a Limited Condition Transaction Election and any of the ratios or baskets for which compliance was determined or tested as of the Limited Condition Transaction Test Date (including with respect to the incurrence of any Indebtedness) are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations.
ARTICLE II
The Notes
SECTION 2.1. Form and Dating.
(a) The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto (as such form may be modified in accordance with Section 2.2), the terms of which are incorporated in and made a part hereof. The Notes may have notations, legends or endorsements approved as to form by the Company, and required by law, stock exchange rule, agreements to which the Company is subject or usage. Each Note shall be dated the date of its authentication. The Notes shall be issuable only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
(b) The Notes shall initially be issued in the form of one or more Global Notes and The Depository Trust Company (“DTC”), its nominees, and their respective successors, shall act as the Depositary with respect thereto. Each Global Note (i) shall be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, (ii) shall be delivered by the Trustee to such Depositary or held by the Trustee as custodian for the Depositary pursuant to such Depositary’s instructions, and (iii) shall bear a Global Note Legend in substantially the following form:
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED

REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S will be issued initially in the form of a Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Following the termination of the Restricted Period, beneficial interests in such Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. The Company shall deliver to the Trustee an Authentication Order for the authentication of the Permanent Regulation S Global Note, a Permanent Regulation S Global Note, an Offices’ Certificate, and an Opinion of Counsel. Simultaneously with the authentication of such Regulation S Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interests therein as hereinafter provided.
The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in a Regulation S Temporary Global Note and a Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.
(d) Except as permitted by Section 2.7(i)(B), any Note not registered under the Securities Act shall bear the following Private Placement Legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN 208 RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE.
PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF

COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]
BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” (WITHIN THE MEANING OF 29 C.F.R. SEC 2510.3-101 AS MODIFIED BY SECTION 3(42) OF ERISA) OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON- EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.
(e) Each Regulation S Temporary Global Note shall bear the following Regulation S Temporary Global Note Legend on the face thereof:
THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).
Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever, including but not limited to notices and payments. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a

Holder of any Note. Any notice to be delivered to DTC (including, but not limited to, a notice of redemption) may be delivered electronically by the Trustee or the Company in accordance with the Applicable Procedures.
SECTION 2.2. Issuable in Series. The Notes may be issued from time to time in one or more series. Except as provided in Section 9.2, all Notes will vote (or consent) as a single class with the other Notes and otherwise be treated as Notes for all purposes of this Indenture.
The following matters shall be established with respect to each series of Notes issued hereunder in a Notes Supplemental Indenture:
(1) the title of the Notes of the series (which title shall distinguish the Notes of the series from all other series of Notes);
(2) any limit (if any) upon the aggregate principal amount of the Notes of the series that may be authenticated and delivered under this Indenture (which limit shall not pertain to Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes of the series pursuant to Section 2.7, 2.8, 2.11, 3.7, 3.9 or 5.8);
(3) the date or dates on which the principal of and premium, if any, on the Notes of the series is payable or the method of determination and/or extension of such date or dates, and the amount or amounts of such principal and premium, if any, payments and methods of determination thereof;
(4) the rate or rates at which the Notes of the series shall bear interest, if any, or the method of calculating and/or resetting such rate or rates of interest, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, and the Interest Payment Dates on which any such interest shall be payable;
(5) the period or periods within which, the price or prices at which, and other terms and conditions upon which Notes of the series (i) may be redeemed, in whole or in part, at the option of the Company, if the Company is to have the option or (ii) shall be redeemed, in whole or in part, upon the occurrence of specified events, if the Notes shall be subject to a mandatory redemption provision;
(6) if other than the principal amount thereof, the portion of the principal amount of Notes of the series that shall be payable upon declaration of acceleration of maturity thereof pursuant to Section 6.2 or the method by which such portion shall be determined;
(7) any addition to or change in the Events of Default which apply to any Notes of the series and any change in the right of the Trustee or the requisite Holders of such Notes to declare the principal amount thereof due and payable pursuant to Section 6.2; and
(8) any addition to or change in the covenants set forth in Article III.
The form of the Notes of such series, as set forth in Exhibit A, may be modified to reflect such matters as so established in such Notes Supplemental Indenture.
Such matters may also be established in a Notes Supplemental Indenture for any Additional Notes issued hereunder that are to be of the same series as any Notes previously issued hereunder. Notes that have the same terms described in the foregoing clauses (1) though (8) will be treated as the same series, unless otherwise designated by the Company.
For the avoidance of doubt, the Company, the Guarantors and the Trustee may enter into the Note Supplemental Indenture on the Issue Date without notice to or the consent of any Holder to provide for the issuance of the Initial Notes.
SECTION 2.3. Form of Execution and Authentication. An Officer shall sign the Notes for the Company by manual or facsimile signature.
If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.
A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.
The Trustee shall authenticate (i) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $550,000,000 and (ii) subject to the Company’s compliance with Section 3.3, one or more series of Notes (“Additional Notes”)(which may be of the same series as any Notes previously issued hereunder, or a different series), for original issue after the Issue Date (such Notes to be substantially in the form of Exhibit A as such form may be modified in accordance with Section 2.2) in an unlimited amount, in each case upon receipt of a written order of the Company (an “Authentication Order”). In addition, each such Authentication Order shall specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated, whether the securities are to be Initial Notes or Additional Notes and the aggregate principal amount of Notes outstanding on the date of authentication, and shall further specify the amount of such Notes to be issued as Global Notes or Definitive Notes. Such Notes shall initially be in the form of one or more Global Notes, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Notes to be issued or (ii) shall be registered in the name of the Depositary or its nominee.
The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company or any Affiliate of the Company.
SECTION 2.4. Registrar and Paying Agent. The Company shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (including any co-registrar, the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent, Registrar or co-registrar without prior notice to any Holder of a Note. The Company shall notify the Trustee in writing and the Trustee shall notify the Holders of the Notes of the name and address of any Agent not a party to this Indenture. The Company or any of its domestically incorporated Wholly-Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar. The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. The agreement shall implement the provisions hereof that relate to such Agent. The Company shall notify the Trustee in writing of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.6.
The Company initially appoints the Trustee as Registrar and Paying Agent and to act as Notes Custodian with respect to the Notes.
SECTION 2.5. Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders of the Notes or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes, and shall notify the Trustee in writing of any Default by the Company in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by such Paying Agent to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or any of its domestically incorporated Wholly-Owned Subsidiaries) shall have no further liability for the money delivered to the Trustee. If the Company or any of its domestically incorporated Wholly-Owned Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders of the Notes all money held by it as Paying Agent.
SECTION 2.6. Lists of Holders of the Notes. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of the Notes. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders of the Notes, including the aggregate principal amount of the Notes held by each thereof.

SECTION 2.7. Transfer and Exchange.
(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Global Notes will be exchanged by the Company for Definitive Notes, subject to any applicable laws, only (i) if the Company delivers to the Trustee notice from the Depositary that (A) the Depositary is unwilling or unable to continue to act as Depositary for the Global Notes or (B) the Depositary is no longer a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor Depositary within 90 days after the date of such notice from the Depositary or (ii) if there shall have occurred and be continuing an Event of Default with respect to the Notes and the Depositary so requests. In any such case, the Company will notify the Trustee in writing that, upon surrender by the Participants and Indirect Participants of their interests in such Global Note, certificated Notes will be issued to each Person that such Participants, Indirect Participants and DTC jointly identify as being the beneficial owner of the related Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (A) the expiration of the Restricted Period with respect thereto and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.8 and 2.11. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.7 or Sections 2.8 or 2.11 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.7. However, beneficial interests in a Global Note may be transferred and exchanged as provided in paragraph (b) or (c) below.
(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions hereof and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth in this Indenture to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with the applicable subparagraphs below.
(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period with respect thereto, transfers of beneficial interests in a Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this subparagraph (i) unless specifically stated above.
(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.7(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either:
(a) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and
(2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or
(b) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and
(2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above;
provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period with respect thereto and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.
Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.7(k) hereof.
(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of subparagraph (ii) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or a Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or
(C) if the transferee will take delivery in the form of a beneficial interest in an IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(c) thereof.
(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.7(b)(ii) above and:
(A) such transfer is effected pursuant to an effective registration statement under the Securities Act; or
(B) the Registrar receives the following:
(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (B), if the Company so requests or if the Applicable Procedures so require, an opinion of counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected pursuant to subparagraph (A) or (B) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.3 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests exchanged or transferred pursuant to subparagraph (A) or (B) above.
Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c) Transfer and Exchange of Beneficial Interests for Definitive Notes.
(i) Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes. Subject to Section 2.7(a), if any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then upon receipt by the Registrar of the following documentation:
(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;
(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
(D) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (C) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(c) thereof; or
(E) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to paragraph (k) below, and the Company shall execute and, upon receipt of an Authentication Order the Trustee shall authenticate and deliver to the Person designated in the certificate a Restricted Definitive Note in the appropriate principal amount. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this paragraph (c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this subparagraph (i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
Notwithstanding Section 2.7(c)(i)(A) and (C) above, a beneficial interest in a Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period with respect thereto and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.
(ii) Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Unrestricted Definitive Notes. Subject to Section 2.7(a), a holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:
(A) such transfer is effected pursuant to an effective registration statement under the Securities Act; or
(B) the Registrar receives the following:
(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or
(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (B), if the Company so requests or if the Applicable Procedures so require, an opinion of counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the

Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(iii) Transfer and Exchange of Beneficial Interests in Unrestricted Global Notes for Unrestricted Definitive Notes. Subject to Section 2.7(a), if any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in subparagraph (b)(ii) above, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to paragraph (k) below, and the Company shall execute and, upon receipt of an Authentication Order the Trustee shall authenticate and deliver to the Person designated in the certificate a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this subparagraph (c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this subparagraph (c)(iii) shall not bear the Private Placement Legend.
(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.
(i) Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;
(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
(D) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (C) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(c) thereof; or
(E) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in the case of clause (D) above, the IAI Global Note.
(ii) Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:
(a) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or
(b) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;
and, in each such case set forth in this Section 2.7(d)(ii), if the Company so requests or if the Applicable Procedures so require, an opinion of counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the conditions of any of the subparagraphs in this subparagraph (d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.
(e) Transfer and Exchange of Unrestricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.
If any such exchange or transfer from an Unrestricted Definitive Note or a Restricted Definitive Note, as the case may be, to a beneficial interest is effected pursuant to subparagraph (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.3, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Unrestricted Definitive Notes or Restricted Definitive Notes, as the case may be, so transferred.
(f) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this paragraph (f), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this paragraph (f).
(g) Transfer of Restricted Definitive Notes to Restricted Definitive Notes. (i) Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:
(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof;
(C) if the transfer will be made to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (A) through (B) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(c) thereof; or
(D) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including, if the Company so requests, a certification or opinion of counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act.
(ii) Transfer and Exchange of Restricted Definitive Notes for Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:
(A) any such transfer is effected pursuant to an effective registration statement under the Securities Act; or
(B) the Registrar receives the following:
(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (B), if the Company so requests, an opinion of counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(h) Transfer of Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.
(i) Private Placement Legend.
(A) Except as permitted by subparagraph (B) below, each Global Note (other than an Unrestricted Global Note) and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the Private Placement Legend.
(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(ii), (c)(iii), (d)(ii), (e) or (g)(ii) of this Section 2.7 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(j) Global Note Legend. Each Global Note shall bear the Global Note Legend.
(k) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
(l) General Provisions Relating to Transfers and Exchanges.
(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order.
(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.3, 2.11, 3.7, 3.9 and 5.8).
(iii) Neither the Registrar nor the Trustee shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except for the unredeemed portion of any Note being redeemed in part.
(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits hereof, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
(v) Neither the Trustee, the Registrar nor the Company shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business on a Business Day 15 days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing or (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.
(vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.3.
(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.7 to effect a registration of transfer or exchange may be submitted by facsimile or electronically.
(ix) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Indirect Participants) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
(x) Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.
(xi) The Trustee shall have no responsibility or obligation to any Participant or Indirect Participant or any other Person with respect to the accuracy of the books or records, or the acts or omissions, of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant or Indirect Participant or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the customary procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its Participants or Indirect Participants.
(xii) The transferor of any Note shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section

6045 of the Code. The Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.
(xiii) In connection with any proposed transfer of Definitive Notes, there shall be provided to the Trustee all information reasonably requested by the Trustee to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.
SECTION 2.8. Replacement Notes.
If any mutilated Note is surrendered to the Trustee, or the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements for replacements of Notes are met. The Holder must supply indemnity or security sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent or any authenticating agent from any loss which any of them may suffer if a Note is replaced. The Company and the Trustee may charge for their fees and expenses in replacing a Note including amounts to cover any tax, assessment, fee or other governmental charge that may be imposed in relation thereto.
Every replacement Note is an obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued here under.
SECTION 2.9. Outstanding Notes.
The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.9 as not outstanding.
If a Note is replaced pursuant to Section 2.8, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.
If the principal amount of any Note is considered paid under Section 3.1 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.
Subject to Section 2.10, a Note does not cease to be outstanding because the Company, a Subsidiary of the Company or an Affiliate of the Company holds the Note.
SECTION 2.10. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Subsidiary of the Company or any Affiliate of the Company shall be considered as though not outstanding, except that for purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer actually knows to be so owned shall be so considered. Notwithstanding the foregoing, Notes that are to be acquired by the Company, any Subsidiary of the Company or an Affiliate of the Company pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by the Company, a Subsidiary of the Company or an Affiliate of the Company until legal title to such Notes passes to the Company, such Subsidiary or such Affiliate, as the case may be. Upon request of the Trustee, the Company shall furnish to the Trustee promptly an Officer’s Certificate listing and identifying all Notes, if any known by the Company to be owned or held by or for the account of any of the Company or any Affiliate of the Company, and the Trustee shall be entitled to accept and rely upon such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any determination.
SECTION 2.11. Temporary Notes. Until Definitive Notes are ready for delivery, the Company may prepare and, upon receipt of an Authentication Order the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company and the Trustee consider appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as Definitive Notes.
SECTION 2.12. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of all canceled Notes in its customary manner (subject to the record retention requirements of the Exchange Act). The Company may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation.
SECTION 2.13. Payment of Interest; Defaulted Interest. Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.2, interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular Record Date for such interest at the office or agency of the Company maintained for such purpose pursuant to Section 2.4.
Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular Record Date by virtue of having been such Holder, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by such Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:

(a) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names such Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice unless a shorter period shall be acceptable to the Trustee) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Company shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee, in writing, of such Special Record Date and shall, or at the written request and in the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 11.1, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names such Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).
(b) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause (b), such manner of payment shall be deemed practicable by the Trustee.
Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.
SECTION 2.14. CUSIP and ISIN Numbers. The Company in issuing the Notes may use “CUSIP” and “ISIN” numbers (if then generally in use). The Trustee shall not be responsible for the use of CUSIP and ISIN numbers, and the Trustee makes no representation as to their correctness as printed on any Note or notice to Holders. The Company shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

SECTION 2.15. Additional Amounts. All payments made by or on behalf of a Foreign Guarantor under or with respect to the Notes or its Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any jurisdiction in which any Foreign Guarantor is then incorporated, organized, engaged in business or resident for tax purposes, or any political subdivision or governmental authority thereof or therein having power to tax or any jurisdiction from or through which payment is made, excluding the United States and any political subdivision thereof (each, a “Tax Jurisdiction”), will at any time be required to be made from any payments made by or on behalf of any Foreign Guarantor with respect to any Guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, the Foreign Guarantor will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments (including Additional Amounts) after such withholding, deduction will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:
(a) any Taxes that would not have been imposed but for the Holder or beneficial owner of the Notes being a citizen, resident or national of, incorporated in or carrying on a business in the relevant Tax Jurisdiction in which such Taxes are imposed, or having any other present or former connection with the relevant Tax Jurisdiction in which such Taxes are imposed other than by the mere acquisition or holding of any note or the enforcement or receipt of payment under or in respect of any note or any Guarantee;
(b) any Taxes imposed or withheld as a result of the failure of the Holder or beneficial owner of the Notes to comply with any reasonable written request, made to that Holder in writing at least 30 days before any such withholding or deduction would be payable, by any Foreign Guarantors to provide timely or accurate information concerning the nationality, residence or identity of such Holder or to make any valid or timely declaration or similar claim or satisfy any certification, information or other reporting requirements (to the extent such Holder or beneficial owner is legally eligible to do so), which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to exemption from, or reduction in the rate of deduction or withholding of, such Taxes;
(c) any Taxes that are imposed or withheld as a result of the presentation of any note for payment (where Notes are in the form of definitive Notes and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30 day period);
(d) any estate, inheritance, gift, sale, transfer, use, personal property tax or similar tax or assessment;

(e) any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes or any Guarantee;
(f) any Tax that was imposed with respect to any payment on a Note to any Holder who is a fiduciary partnership, limited liability company or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or limited liability company or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note;
(g) any Taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the Code, as of the issue date (or any amended or successor version of such sections), any regulations promulgated thereunder, any official interpretations thereof, any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code; or
(h) any combination of items (a) through (g) above.
In addition to the foregoing, any Foreign Guarantor will pay and indemnify the Holder for any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies or Taxes levied by any jurisdiction on the execution, delivery, registration or enforcement of any of the Notes, any Guarantee (other than on or in connection with a transfer of the Notes other than the initial sale by the Initial Purchaser) or any other document or instrument referred to therein, or the receipt of any payments with respect thereto.
If any Foreign Guarantor becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Guarantee, the relevant Foreign Guarantor will deliver to the trustee on a date at least 30 days prior to the date of payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the relevant Foreign Guarantor shall notify the trustee promptly thereafter) an officers’ certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The officers’ certificate must also set forth any other information reasonably necessary to enable the paying agent to pay Additional Amounts on the relevant payment date. The trustee shall be entitled to rely solely on such officers’ certificate as conclusive proof that such payments are necessary. The relevant Foreign Guarantor will provide the trustee with documentation reasonably satisfactory to the trustee evidencing the payment of Additional Amounts.
The relevant Foreign Guarantor will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The relevant Foreign Guarantor will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The relevant Foreign Guarantor will furnish to the Holders, within 60 days after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Foreign Guarantor or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments by such entity.
Whenever the Indenture or this “Description of Notes” mentions the payment of amounts based on the principal amount, interest of any other amount payable under, or with respect to, any of the notes, such mention shall be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
The above obligation will survive any termination, defeasance or discharge of the Indenture, any transfer by a Holder of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to any Foreign Guarantor is then incorporated, organized, engaged in business or resident for tax purposes or any jurisdiction from or through which such person makes any payment on the Notes (or any Guarantee) and any political subdivision or taxing authority or agency thereof or therein having the power to tax.
ARTICLE III
Covenants
SECTION 3.1. Payment of Notes. The Company shall promptly pay, or cause to be paid, the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.
The Company shall pay interest on overdue principal at the rate specified therefor in the Notes.
Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.
SECTION 3.2. Reports.
(a) So long as any notes are outstanding, the Parent will furnish to the Holders and the Trustee:
(1) (A) within 90 days after the end of each fiscal year of the Parent, beginning with the first fiscal year ending after the Issue Date, annual audited financial statements for such fiscal year, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the periods presented prepared in accordance with GAAP and a report on the annual financial statements by the Parent’s independent registered accounting firm and (B) with respect to any Insurance Subsidiary (other than any Insurance Subsidiary that is a Foreign Subsidiary (except, for so long as it is a Material Subsidiary, F&G Re)), within 5 days following the date such form is filed with the Insurance Regulatory Authority of such Insurance Subsidiary’s jurisdiction of legal domicile, the audited Annual Statement of such Insurance Subsidiary that is not itself a Subsidiary of an Insurance Subsidiary as of the end of such fiscal year and for the fiscal year then ended, in the form filed with such Insurance Regulatory Authority;
(2) (A) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, beginning with the fiscal quarter ending after the Issue Date, unaudited financial statements for the interim period as of, and for the period ending on, the end of such quarter, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the periods presented prepared in accordance with GAAP and (B) with respect to any Insurance Subsidiary (other than any Insurance Subsidiary that is a Foreign Subsidiary), beginning with the first fiscal quarter of such Insurance Subsidiary ending after the Issue Date, within 5 days following the date such form is filed with the Insurance Regulatory Authority of such Insurance Subsidiary’s jurisdiction of legal domicile, a Quarterly Statement of such Insurance Subsidiary that is not itself a Subsidiary of an Insurance Subsidiary as of the end of such fiscal quarter and for the fiscal quarter then ended, in the form filed with such Insurance Regulatory Authority; and
(3) within five days of the time period specified for filing current reports on Form 8-K by the SEC, current reports containing information substantially similar to the information that would be required to be filed in a Current Report on Form 8-K under the Exchange Act on the Issue Date pursuant to Sections 1 and 4, Items 2.01, 2.03, 5.01, 5.02(a)(1) (with respect to independent directors only), 5.02(b) (with respect to officers and independent directors only), 5.02(c)(1) and (3), 5.02 (d)(1), (2), (3) and (4) (in each case, with respect to independent directors only) and 5.03(b) of Form 8-K (but excluding, for the avoidance of doubt, financial statements and exhibits that would be required pursuant to Item 9.01 of Form 8-K, other than financial statements and pro forma financial information required pursuant to clauses (a) and (b) of Item 9.01 of Form 8-K (in each case relating to transactions required to be reported pursuant to Item 2.01 of Form 8-K) to the extent available (as determined in Good Faith by the Parent)) if the Company had been a reporting company under the Exchange Act; provided, however, that no such current report will be required to be furnished if the Parent determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial position or prospects of the Parent and its Restricted Subsidiaries, taken as a whole, or if the Parent determines in its good faith judgment that such disclosure would otherwise cause material competitive harm to the business, assets, operations, financial position or prospects of the Parent and its Restricted Subsidiaries, taken as a whole; provided, that such nondisclosure shall be limited only to those specific provisions that would cause material competitive harm and not the occurrence of the event itself.
Notwithstanding the foregoing, (a) the Parent will not be required to furnish any information, certificates or reports required by (i) Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, (ii) Regulation G or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-generally accepted accounting principles financial measures contained therein, (iii) Rule 3-09 of Regulation S-X or (iv) Rule 3-05 of Regulation S-X, (b) such reports will not be required to contain the separate financial information for Guarantors or Subsidiaries whose securities are pledged to secure the Notes contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X, and (c) such reports shall not be required to present compensation or beneficial ownership information.
If the Parent has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include a summary presentation, in the footnotes to the financial statements, of the financial condition and results of operations of the Parent and its Restricted Subsidiaries.
In addition, the Company and the Guarantors have agreed that they will make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to the extent such Notes constitute “restricted securities” within the meaning of the Securities Act.
The Parent shall maintain a website to which all of the reports and press releases required by this Section 3.2 are posted and made available to Holders, prospective investors that certify that they are qualified institutional buyers (or Non-U.S. Persons or Institutional Accredited Investors that are eligible to purchase the Notes), securities analysts and market makers (unless such reports are otherwise filed with the SEC).
Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).
The Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been posted on the Parent’s website.
(b) So long as any Notes are outstanding, the Parent will also use its reasonable best efforts to:
(1) within 15 Business Days after providing the annual and quarterly information required pursuant to Section 3.2(a) (or such earlier time as the Parent determines), hold a conference call (the “Parent Conference Call”) to discuss the results of operations for the relevant reporting period; and
(2) issue a press release to an internationally recognized wire service no fewer than three Business Days prior to the proposed date of the Parent Conference Call, announcing the time and date of the Parent Conference Call and either including all information necessary to access the call or directing Holders, prospective investors that certify that they are qualified institutional buyers (or Non-U.S. Persons or Institutional Accredited Investors that are eligible to purchase the Notes), securities analysts and market makers to contact the appropriate person at the Company to obtain such information. The Parent Conference Call may be part of or separate from any earnings or similar conference call of the Parent or any direct or indirect parent company of the Parent as long as such call otherwise meets the requirements of the foregoing clause (1) and this clause (2).
Notwithstanding the time periods set forth above, the Parent Conference Call may be held following any similar financial reporting call of any direct or indirect parent of the Parent discussing the Parent’s results of operations; provided that the failure of such parent to a hold such a call shall not relieve the Parent of its obligation to use reasonable best efforts to hold a Parent Conference Call during the relevant reporting period (it being understood such a call and provision of a related press release may occur after the time periods set forth above).
(c) In addition, if at any time any direct or indirect parent company of the Parent has filed reports containing the information described above with the SEC (including, to the extent applicable, a reconciliation or narrative description of any material differences between the financial information of such direct or indirect parent and the financial information of the Parent), the reports, information and other documents required to be furnished to Holders pursuant to this Section 3.2 may, at the option of the Parent, be furnished by and be those of such parent rather than the Parent and this covenant shall be deemed satisfied by the filing of such reports with the SEC.
(d) Any and all Defaults or Events of Default arising from a failure to furnish or file in a timely manner a report required by this Section 3.2 shall be deemed cured (and the Parent shall be deemed to be in compliance with this Section 3.2) upon furnishing or filing such report or certification as contemplated by this Section 3.2 (but without regard to the date on which such report or certification is so furnished or filed); provided that such cure shall not otherwise affect the rights of the holders described pursuant to Section 6.1 hereof hereunder if the principal, premium, if any, and accrued interest have been accelerated in accordance with the terms of this Indenture and such acceleration has not been rescinded or cancelled prior to such cure.
SECTION 3.3. Limitation on Indebtedness.
(a) The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided,

however, that the Company and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) if the Debt to Total Capitalization Ratio as of the last day of the Parent’s for the most recently ended fiscal quarter for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred is equal to or less than 35% determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred and the application of proceeds therefrom had occurred as of the last day of such fiscal quarter
(b) The provisions of Section 3.3(a) shall not apply to the Incurrence of the following Indebtedness:
(i) Indebtedness of the Parent or any Restricted Subsidiary pursuant to Credit Facilities (including the issuance and creation of letters of credit and bankers’ acceptances thereunder) up to an aggregate principal amount outstanding at the time of Incurrence that does not exceed the greater of $300.0 million and 1.25% of Total Assets;
(ii) Indebtedness of the Company evidenced by the Notes (other than Additional Notes) and Indebtedness of Guarantors evidenced by the Guarantees relating to the Notes (other than Additional Notes);
(iii) Guarantees by (x) the Company or a Guarantor (including any Restricted Subsidiary the Parent elects to cause to become a Guarantor in connection therewith) of Indebtedness permitted to be Incurred by the Parent or a Restricted Subsidiary in accordance with the provisions of this Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable and (y) Non-Guarantor Subsidiaries of Indebtedness Incurred by the Parent or any Restricted Subsidiary in accordance with the provisions of this Indenture;
(iv) Indebtedness of the Parent owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Parent or any other Restricted Subsidiary; provided, however,
(A) if the Company is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;
(B) if a Guarantor is the obligor on such Indebtedness and a Non-Guarantor Subsidiary is the obligee, such Indebtedness is subordinated in right of payment to the Guarantees of such Guarantor; and
(C) (1) any subsequent issuance or transfer of Capital Stock or any other event that results in any such Indebtedness being beneficially held by a

Person other than the Parent or a Restricted Subsidiary of the Parent; and (2) any subsequent sale or other transfer of any such Indebtedness to a Person other than the Parent or a Restricted Subsidiary of the Parent; shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;
(v) any Indebtedness (other than the Indebtedness described in clauses (i) and (ii)) outstanding on the Issue Date, and any Refinancing Indebtedness Incurred at any time in respect of any Indebtedness described under clause (ii), this clause (v) or clauses (vi) or (xviii) or Incurred pursuant to Section 3.3(a);
(vi) Indebtedness (i) of the Issuer or any of the Guarantors Incurred to finance an acquisition of any assets (including Capital Stock), business or Person not to exceed the greater of $100.0 million and 0.50% of Total Assets at any one time outstanding, plus unlimited additional Indebtedness if the Debt to Total Capitalization Ratio as of the last day of the Parent’s most recently ended fiscal quarter for which internal financial statements are available that immediately precedes the date of such acquisition, merger or consolidation calculated immediately after giving effect to such acquisition, merger or consolidation on a pro forma basis, is not greater than such ratio immediately prior to such acquisition, merger or consolidation; and (ii) of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged or consolidated with or into, the Parent or any Restricted Subsidiary (other than Indebtedness Incurred in connection with, or in contemplation of, such acquisition, merger or consolidation), provided that, either (i) the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger or consolidation or (ii) the Debt to Total Capitalization Ratio as of the last day of the Parent’s most recently ended fiscal quarter for which internal financial statements are available that immediately precedes the date of such acquisition, merger or consolidation, calculated immediately after giving effect to such acquisition, merger or consolidation, on a pro forma basis, is not greater than such ratio immediately prior to such acquisition, merger or consolidation;
(vii) Indebtedness under Hedging Obligations; provided, however, that such Hedging Obligations are entered into to fix, manage or hedge interest rate or currency exposure of the Parent or any Restricted Subsidiary and not for speculative purposes;
(viii) the incurrence by the Company or any Restricted Subsidiary of Indebtedness (including Capitalized Lease Obligations, mortgage financings or purchase money obligations), incurred for the purpose of financing or reimbursing all or any part of the purchase price or cost of the acquisition, development, construction, purchase, lease, repair, addition or improvement of property (real or personal), plant, equipment or other fixed or capital assets that are used or useful in a Related Business, whether through the direct purchase of assets or the purchase of Equity Interests of any Person owning such assets (in each case, incurred within 450 days of such acquisition, development, construction, purchase, lease, repair, addition or improvement) and all Indebtedness incurred to refund, refinance or replace any such Indebtedness, in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (viii), will not exceed the greater of $25.0 million and 0.125% of Total Assets at any one time outstanding;
(ix) Indebtedness Incurred by the Parent or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety, appeal and similar bonds and completion Guarantees (not for borrowed money) or security deposits, letters of credit, banker’s guarantees or banker’s acceptances, in each case in the ordinary course of business (including letters of credit issued in connection with reinsurance transactions entered into in the ordinary course of business);
(x) Indebtedness arising from agreements of the Parent or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets of the Parent or any business, assets or Capital Stock of a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition;
(xi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument, including, but not limited to, electronic transfers, wire transfers and commercial card payments drawn against insufficient funds in the ordinary course of business (except in the form of committed or uncommitted lines of credit); provided, however, that such Indebtedness is extinguished within ten Business Days of Incurrence;
(xii) Indebtedness Incurred by the Parent or any Restricted Subsidiary in connection with third party insurance premium financing arrangements;
(xiii) Indebtedness owed to banks and other financial institutions Incurred in the ordinary course of business of the Parent and its Restricted Subsidiaries with such banks or financial institutions that arise in connection with ordinary banking arrangements to provide treasury services or to manage cash balances of the Parent and its Restricted Subsidiaries;
(xiv) guarantees to suppliers or licensors (other than guarantees of Indebtedness) in the ordinary course of business;
(xv) Indebtedness of the Parent or any Restricted Subsidiary to the extent that the Net Proceeds thereof are promptly deposited to defease the Notes in accordance with Article VIII;

(xvi) Indebtedness in connection with Permitted Transactions entered into by Insurance Subsidiaries or by the Parent or the Company in connection with Investments permitted by clause (18) of the definition of “Permitted Investment”;
(xvii) Non-Recourse Debt of Insurance Subsidiaries incurred in the ordinary course of business resulting from the sale or securitization of non-admitted assets, policy loans, CBOs and CMOs;
(xviii) Any Contribution Debt;
(xix) Indebtedness of Non-Guarantor Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (xix) and then outstanding, will not exceed the greater of $50.0 million and 0.25% of Total Assets at any one time outstanding;
(xx) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of Restricted Payments which could be made at the time of such Incurrence pursuant to clause (iv) of Section 3.4(a), or clauses (xi) or (xix) of Section 3.4(b); and any Refinancing Indebtedness with respect thereto; provided that the Incurrence of Indebtedness in reliance on amounts available for making Restricted Payments pursuant to any of the foregoing clauses in Section 3.4 shall reduce the amount available under any such applicable clause by an amount equal to the outstanding principal amount of such Indebtedness; and
(xxi) in addition to the items referred to in clauses (i) through (xx) above, Indebtedness of the Parent and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (xxi) and then outstanding, will not exceed the greater of $100.0 million and 0.50% of Total Assets at any one time outstanding.
(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.3:
(i) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 3.3(b) or could be Incurred pursuant to Section 3.3(a), the Parent, in its sole discretion, may divide and classify such item of Indebtedness (or any portion thereof) on the date of Incurrence and may later reclassify such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 3.3 and only be required to include the amount and type of such Indebtedness once;
(ii) Guarantees of, or obligations in respect of letters of credit or banker’s acceptances related thereto relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(iii) the principal amount of any Disqualified Stock of the Parent or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not the Company or a Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;
(iv) Indebtedness permitted by this Section 3.3 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.3 permitting such Indebtedness; and
(v) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.
Accrual of interest, accrual of dividends, the accretion of accreted value or the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.3. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable-in-kind, (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness, (iii) in the case of the guarantee by a specified Person of Indebtedness of another Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation and (iv) in the case of Indebtedness of others guaranteed solely by means of a Lien on any asset or property of the Parent or any Restricted Subsidiary (and not to their other assets or properties generally), the lesser of (x) the Fair Market Value of such asset or property on the date on which such Indebtedness is Incurred and (y) the amount of the Indebtedness so secured.
(d) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness. Notwithstanding any other provision of this Section 3.3, the maximum amount of Indebtedness that may be Incurred pursuant to this Section 3.3 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.
SECTION 3.4. Limitation on Restricted Payments.
(a) Unless the Debt to Total Capitalization Ratio as of the last day of the Parent’s most recently ended fiscal quarter for which internal financial statements are available that immediately precedes the date of any Restricted Payment, calculated immediately after giving effect to such Restricted Payment on a pro forma basis, is equal to or less than 20.0%, the Parent shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:
(i) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Parent or any of its Restricted Subsidiaries) other than:
(A) dividends or distributions payable solely in Capital Stock of the Parent (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Parent; and
(B) dividends or distributions by a Restricted Subsidiary payable to the Parent or another Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other holders of any series or class of Capital Stock on a pro rata basis in respect of such series or class or on a basis that results in the receipt by the Parent or a Restricted Subsidiary of dividends or distributions of a greater value than it would receive on a pro rata basis);
(ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Parent held by Persons other than the Parent or a Restricted Subsidiary (other than in exchange for Capital Stock of the Parent (other than Disqualified Stock));
(iii) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations other than the purchase, repurchase, redemption, defeasance or other acquisition of such Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or acquisition; or
(iv) make any Restricted Investment

(all such payments and other actions referred to in clauses (i) through (iv) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:
(1) no Default shall have occurred and be continuing (or would result therefrom);
(2) immediately after giving effect to such transaction on a pro forma basis, (1) the Parent could Incur $1.00 of additional Indebtedness under Section 3.3(a) hereof; (2) the Aggregate RBC Ratio exceeds 250% and (3) at any time that F&G Re is a Material Subsidiary, the Total Shareholders’ Equity of F&G Re is equal to or greater than 60% of the Total Shareholders’ Equity of F&G Re as of the Issue Date;
(3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments made pursuant to clauses (i), (ii), (iii), (v), (vi), (vii), (viii), (ix), (x), (xi), (xiii), (xiv), (xv), (xvi), (xvii) and (xx) of Section 3.4(b)) would not exceed the sum of, without duplication:
(A) 50% of the Consolidated Net Income of the Parent during the period (taken as one accounting period) beginning with the first day of the fiscal quarter in which the Issue Date occurs to the end of the Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus
(B) 100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Parent or a Restricted Subsidiary from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than any capital contributions made in connection with the Transactions), other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Parent or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Parent or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination; plus

(C) the amount by which Indebtedness of the Parent and its Restricted Subsidiaries is reduced on the Parent’s consolidated balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Parent or its Restricted Subsidiaries for Capital Stock (other than Disqualified Stock) of the Parent (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Parent upon such conversion or exchange); plus
(D) 100% of the Net Cash Proceeds and the Fair Market Value of property other than cash and marketable securities from the sale or other disposition (other than to the Parent or a Restricted Subsidiary) of Restricted Investments made after the Issue Date and redemptions and repurchases of such Restricted Investments from the Parent or its Restricted Subsidiaries and repayment of Restricted Investments in the form of loans or advances from the Parent and its Restricted Subsidiaries and releases of Guarantees that constitute Restricted Investments by the Parent and its Restricted Subsidiaries (other than in each case to the extent the Restricted Investment was made pursuant to Section 3.4(b)(xi)); plus
(E) 100% of the Net Cash Proceeds and the Fair Market Value of property other than cash and marketable securities received by the Parent or its Restricted Subsidiaries after the Issue Date from the sale (other than to the Parent or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Parent or a Restricted Subsidiary pursuant to Section 3.4(b)(xi) or (xvi) or to the extent such Investment constituted a Permitted Investment); plus
(F) to the extent that any Unrestricted Subsidiary of the Parent designated as such after the Issue Date is redesignated as a Restricted Subsidiary or any Unrestricted Subsidiary of the Parent merges into or consolidates with the Parent or any of its Restricted Subsidiaries or any Unrestricted Subsidiary transfers, dividends or distributes assets to the Parent or a Restricted Subsidiary, in each case after the Issue Date, the Fair Market Value of such Subsidiary as of the date of such redesignation or such merger or consolidation, or in the case of the transfer, dividend or distribution of assets of an Unrestricted Subsidiary to the Parent or a Restricted Subsidiary, the Fair Market Value of such assets of the Unrestricted Subsidiary, as determined at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer, dividend or distribution of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to Section 3.4(b)(xi) or to the extent such Investment constituted a Permitted Investment); plus

(G) $475.0 million.
(b) The provisions of Section 3.4(a) hereof shall not prohibit
(i) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations or any Restricted Investment made in exchange for, or out of the proceeds of a contribution to the common equity capital of the Parent or the substantially concurrent sale of, Capital Stock of the Parent (other than (x) Disqualified Stock and (y) Capital Stock issued or sold to a Subsidiary of the Parent or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Parent or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such contribution or sale of Capital Stock shall be excluded from Section 3.4(a)(3)(B);
(ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations made in exchange for, or out of the proceeds of the substantially concurrent Incurrence of Refinancing Indebtedness;
(iii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Parent or a Restricted Subsidiary made in exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Parent or such Restricted Subsidiary, as the case may be, so long as such Disqualified Stock is permitted to be Incurred pursuant to Section 3.3 hereof;
(iv) dividends paid or redemptions made within 60 days after the date of declaration or the giving of the redemption notice if at such date of declaration or notice such dividend or redemption would have complied with this provision;
(v) the purchase, repurchase, redemption or other acquisition (including by cancellation of indebtedness), cancellation or retirement for value of or payment in respect of (or payments to any direct or indirect parent of the Parent to fund any such purchase, repurchase, redemption or other acquisition, cancellation or retirement for value) Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of any direct or indirect parent of the Parent or the Parent held by any existing or former employees, management or directors of or consultants to the Parent or any Subsidiary of the Parent or their assigns, estates or heirs, in each case in connection with the repurchase or payment provisions under employee stock option or stock purchase agreements or other compensatory agreements approved by the Board of Directors of the Parent, as applicable, or the compensation committee thereof; provided that such purchases, repurchases, redemptions, acquisitions, cancellations or retirements pursuant to this clause (v) will not exceed $10.0 million in the aggregate during any calendar year (with any unused amounts in a given calendar year being available in succeeding calendar years so long as the amount does not exceed

$20.0 million in any given calendar year); provided that amount in any calendar year (with any unused amounts in a given calendar year being available in succeeding calendar years) may be increased by an amount not to exceed:
(A) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Parent to, or capital contributions by, existing or former employees or members of management of the Parent or any of its Subsidiaries that occurs after the Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock or capital contributions have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions shall be excluded from Section 3.4(a)(3)(B)); plus
(B) the cash proceeds of key man life insurance policies received by the Parent or its Restricted Subsidiaries after the Issue Date relating to the Parent’s or such Restricted Subsidiaries’ key persons who are so insured; less
(C) the amount of any Restricted Payments previously made with the Net Cash Proceeds described in the clauses (A) and (B) of this clause (v);
provided that cancellation of Indebtedness owing to the Parent or any Restricted Subsidiary from any existing or former employees, management, directors or consultants of the Parent, any Restricted Subsidiary or any direct or indirect parent of the Parent in connection with a repurchase of Capital Stock of the Parent, or any direct or indirect parent of the Parent will not be deemed to constitute a Restricted Payment for purposes of this Section 3.4 or any other provision of this Indenture;
(vi) (A) the accrual, declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Parent or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary issued in accordance with the terms of this Indenture and payment of any redemption price or liquidation value of any such Disqualified Stock or Preferred Stock when due at final maturity in accordance with its terms and (B) the declaration and payment of dividends to a direct or indirect parent company of the Parent, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date; provided that (i) the aggregate amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the common equity capital of the Parent from the sale of such Preferred Stock and (ii) the amount of cash used to make any payments pursuant to this clause (B) shall be excluded from calculations pursuant to Section 3.4(a)(3)(B) and shall not be used for the purpose of any other Restricted Payment;
(vii) repurchases or other acquisitions of Capital Stock deemed to occur (i) upon the exercise of stock options, warrants, restricted stock units or other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof or conversion price thereof or (ii) in connection with withholdings or similar taxes payable by any future, present or former employee, director or officer;
(viii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligations in accordance with provisions applicable thereto similar to those described under Sections 3.7 and 3.9 hereof; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made a Change of Control Offer or Asset Disposition Offer, as applicable, under this Indenture and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer, as applicable, under this Indenture;
(ix) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Parent or other exchanges of securities of the Parent or a Restricted Subsidiary in exchange for Capital Stock of the Parent;
(x) the purchase, repurchase, redemption, acquisition or retirement of Subordinated Obligations with Unutilized Excess Proceeds remaining after an Asset Disposition Offer pursuant to Section 3.7 hereof;
(xi) other Restricted Payments not to exceed $150.0 million in the aggregate in any one calendar year;
(xii) the purchase of fractional shares of Capital Stock of the Parent arising out of stock dividends, splits or combinations or mergers, consolidations or other acquisitions;
(xiii) in connection with any acquisition by the Parent or any of its Subsidiaries, the receipt or acceptance of the return to the Parent or any of its Restricted Subsidiaries of Capital Stock of the Parent constituting a portion of the purchase price consideration in settlement of indemnification claims or as a result of a purchase price adjustment (including earn outs or similar obligations);
(xiv) the distribution of rights pursuant to any shareholder rights plan or the redemption of such for nominal consideration in accordance with the terms of any shareholder rights plan;
(xv) payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any merger, consolidation or other acquisition by the Parent or any Restricted Subsidiary;
(xvi) the distribution or transfer, as a dividend, Investment or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and Cash Equivalents);

(xvii) payments made to any direct or indirect parent of the Parent (A) (i) to allow such direct or indirect parent of the Parent to pay administrative expenses and corporate overhead, franchise fees, public company costs (including SEC and auditing fees) and customary director fees; (ii) to allow such direct or indirect parent of the Parent to pay premiums and deductibles in respect of directors and officers insurance policies and umbrella excess insurance policies obtained from third-party insurers and indemnities for the benefit of its directors, officers and employees, and (iii) to allow such direct or indirect parent of the Parent to pay reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or any unsuccessful acquisition or strategic transaction by such direct or indirect parent of the Parent and (B) if the Parent is a member of group filing a consolidated income tax return with a direct or indirect parent of the Parent, to allow such direct or indirect parent of the Parent) to pay (1) the relevant income taxes for which such direct or indirect parent of the Parent is liable, but only to the extent such taxes are attributable to income of the Parent and its Subsidiaries in an amount not to exceed the amount of such taxes that would be payable by the Parent and its Subsidiaries on a stand-alone basis if the Parent had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or any analogous provision of state, local or foreign law) including its Subsidiaries of which it were the common parent, taking into account any net operating losses and other attributes of the Parent or its Subsidiaries, and (2) franchise and excise taxes, fees and other similar taxes and expenses required to maintain its existence; provided that any payments pursuant to this clause (B) in any period not otherwise deducted in calculating Consolidated Net Income shall be deducted in calculating Consolidated Net Income for such period;
(xviii) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or owed to Affiliates in connection therewith;
(xix) the payment by the Parent of, or loans, advances, dividends or distributions by the Parent to any direct or indirect parent of the Parent to pay, dividends on the common stock or equity of the Parent or any such direct or indirect parent following a public offering of such common stock or equity after the Issue Date in an amount not to exceed in any fiscal year 6% of the net cash proceeds received by the Parent (whether directly, or indirectly through a contribution to common equity capital by any direct or indirect parent of the Parent) in or from such public offering; and
(xx) the declaration and payment of dividends as described in the “Use of Proceeds” section included in the Offering Memorandum.
provided, however, that at the time of and after giving effect to any Restricted Payment permitted under clauses (v), (viii) and (xix), no Default shall have occurred and be continuing or would occur as a consequence thereof.
(c) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be paid, transferred or issued by the Parent or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively in Good Faith by the Parent.
For purposes of determining compliance with this Section 3.4, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (i) through (xix) of Section 3.4(b), or is entitled to be made pursuant to Section 3.4(a) or the definition of “Permitted Investment,” the Parent shall be entitled to divide and classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this Section 3.4 or the definition of “Permitted Investment.”
If the Parent or any Restricted Subsidiary makes a Restricted Investment or a Permitted Investment and the Person in which such Investment was made subsequently becomes a Restricted Subsidiary, to the extent such Investment resulted in a reduction of the amounts calculated under Section 3.4(a) or any other provision of this Section 3.4 or the definition of Permitted Investment (which was not subsequently reversed), then such amount shall be increased by the amount of such reduction to the extent of the lesser of (x) the amount of such Investment and (y) the Fair Market Value of such Investment at the time such Person becomes a Restricted Subsidiary.
(d) The Company shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Parent and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment”. Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
SECTION 3.5. Limitation on Liens. The Parent will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, that secures Indebtedness of the Parent or any of its Restricted Subsidiaries without effectively providing that the Notes are secured equally and ratably with (or, if the Indebtedness to be secured by the Lien is subordinated in right of payment to the Notes or any Guarantee, prior to) the Indebtedness so secured for so long as such Indebtedness is so secured.
With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time such Indebtedness was Incurred, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on preferred stock in the form of additional shares of preferred stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (7) of the definition of “Indebtedness.”
SECTION 3.6. Limitation on Restrictions on Distributions from Restricted Subsidiaries.
(a) The Parent shall not, and shall not permit any Restricted Subsidiary to create or otherwise cause or permit to exist any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
(i) pay dividends or make any other distributions on its Capital Stock to the Parent or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);
(ii) make any loans or advances to the Parent or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Parent or any Restricted Subsidiary to other Indebtedness Incurred by the Parent or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or
(iii) sell, lease or transfer any of its property or assets to the Parent or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (i) or (ii) of this Section 3.6(a)).
(b) The restrictions in Section 3.6(a) shall not prohibit encumbrances or restrictions existing under or by reason of:
(i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including, without limitation, this Indenture, the Notes and the Guarantees in effect on such date;
(ii) any encumbrance or restriction with respect to a Person or assets pursuant to an agreement in effect on or before the date on which such Person became a Restricted Subsidiary or was acquired by, merged into or consolidated with the Parent or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by, merged into or consolidated with the Parent or in contemplation of the transaction) or such assets were acquired by the Parent or any Restricted Subsidiary; provided, that any such encumbrance or restriction shall not extend to any Person or the assets or property of the Parent or any other Restricted Subsidiary other than the Person and its Subsidiaries or the assets and property so acquired and that, in the case of Indebtedness, was permitted to be Incurred pursuant to this Indenture;
(iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this Section 3.6(b) or this clause (iii) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or Refinancing of an agreement referred to in clause (i) or (ii) of this Section 3.6(b) or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable (as determined in Good Faith by the Parent) in any material respect, taken as a whole, to the Holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clause (i) or (ii) of this Section 3.6(b) on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into or consolidated with a Restricted Subsidiary, whichever is applicable;
(iv) in the case of Section 3.6(a)(iii), encumbrances or restrictions arising in connection with Liens permitted to be Incurred under the provisions of Section 3.5 hereof that apply only to the assets subject to such Liens;
(v) purchase money obligations for property acquired and Capitalized Lease Obligations, in each case, that impose restrictions of the nature described in Section 3.6(a)(iii) on the property so acquired;
(vi) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Parent pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;
(vii) restrictions on cash or other deposits or net worth imposed by customers or lessors or required by insurance, surety or bonding companies under contracts entered into in the ordinary course of business;
(viii) any customary provisions in leases, subleases or licenses and other agreements entered into by the Parent or any Restricted Subsidiary in the ordinary course of business;
(ix) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, order, permit or grant, including for the avoidance of doubt, any encumbrance or restriction on any Insurance Subsidiary by any governmental authority having the power to regulate such Insurance Subsidiary;
(x) encumbrances or restrictions contained in or arising under indentures or debt instruments or other debt arrangements Incurred or Preferred Stock issued by the Parent or any Restricted Subsidiary subsequent to the Issue Date pursuant to Section 3.3 hereof that are not more restrictive, taken as a whole (as determined in Good Faith by the Parent), than those applicable to the Parent in this Indenture on the Issue Date;
(xi) encumbrances or restrictions contained in or arising under indentures or other debt instruments or other debt arrangements Incurred or Preferred Stock issued by the Parent or any Subsidiary subsequent to the Issue Date pursuant to Section 3.3 hereof or contained or arising in connection with any Reinsurance Agreement or Statutory Reserve Financing or agreement entered into by an Insurance Subsidiary or Special Purpose Subsidiary; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially adversely affect the Company’s ability to make anticipated principal or interest payments on the Notes or are otherwise customary for financings or arrangements of that type (in each case, as determined in Good Faith by the Parent);
(xii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Parent or any of its Restricted Subsidiaries is a party and entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Parent or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Parent or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary.
(xiii) customary provisions in joint venture agreements and other similar agreements;
(xiv) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business; and
(xv) any instrument governing any Indebtedness or Capital Stock of a Person that is an Unrestricted Subsidiary as in effect on the date that such Person becomes a Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person who became a Restricted Subsidiary or the property or assets of the Person who became a Restricted Subsidiary, and was not entered into in contemplation of the designation of such Subsidiary as a Restricted Subsidiary; provided that in the case of Indebtedness, the incurrence of such Indebtedness as a result of such Person becoming a Restricted Subsidiary was permitted by the terms of this Indenture.
SECTION 3.7. Limitation on Sales of Assets and Subsidiary Stock.
(a) The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition following the Issue Date unless:

(i) the Parent or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined as of the date of contractually agreeing to such Asset Disposition) of the assets subject to such Asset Disposition; and
(ii) at least 75% of the consideration from such Asset Disposition received by the Parent or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.
The Parent shall determine the Fair Market Value of any consideration from such Asset Disposition that is not cash or Cash Equivalents.
(b) Any Net Available Cash received by the Parent or any Restricted Subsidiary from any Asset Disposition shall be applied at the Parent’s election:
(x)    to prepay, repay or repurchase secured Indebtedness of the Parent or any Restricted Subsidiary or to prepay, repay or repurchase any Indebtedness of the Parent or any of its Restricted Subsidiaries which is not expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Guarantees, in the case of a Guarantor and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;
(y)    to repay, prepay or repurchase Indebtedness of a Non-Guarantor Subsidiary, or
(z)    to reinvest in or acquire assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another Person that is or becomes a Restricted Subsidiary of the Parent or that would constitute a Permitted Investment under clause (2) of the definition thereof) used or useful in a Related Business.
(c) All Net Available Cash that is not applied or invested (or committed pursuant to a written agreement to be applied or invested) as provided in subclauses (x), (y) or (z) of the preceding paragraph within 450 days after receipt (or in the case of any amount committed to be so applied or reinvested, which are not actually so applied or reinvested within 180 days following such 450 day period) will be deemed to constitute “Excess Proceeds.” Within 30 days after the aggregate amount of Excess Proceeds exceeds $50.0 million, the Company will make an offer (“Asset Disposition Offer”) to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes or any Guarantee containing provisions similar to those set forth in this Indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of the Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The Company may make an Asset Disposition Offer under this section using Net Available Cash prior to the time any such Net Available Cash becomes Excess Proceeds, in which case such Net Available Cash shall be deemed to have been applied within the time frame required by this Section 3.7. The offer price in any Asset Disposition Offer will be equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness plus accrued and unpaid interest thereon to, but excluding, the date of purchase (subject to the rights of Holders of record on any record date to receive payments of interest on the related Interest Payment Date that is prior to the relevant redemption date), and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Disposition Offer (“Unutilized Excess Proceeds”), the Parent may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of the Notes and such other pari passu Indebtedness tendered into such Asset Disposition Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness shall be purchased on a pro rata basis based on the principal amount of the Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.
(d) The Asset Disposition Offer shall remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to this Section 3.7 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered and not properly withdrawn, all Notes validly tendered in response to the Asset Disposition Offer.
(i) On or before the Asset Disposition Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes or portions of Notes validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes validly tendered and not properly withdrawn, in each case in minimum denominations of $1,000 (except that no Note shall be purchased in part if the remaining principal amount would be less than $2,000). The Company or the Paying Agent, as the case may be, shall promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of Notes an amount equal to the purchase price of the Notes validly tendered and not properly withdrawn by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon receipt of an Officer’s Certificate, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note shall be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

(e) For the purposes of this Section 3.7, the following are deemed to be Cash Equivalents: (x) any liabilities (as shown on the Parent’s or such Restricted Subsidiary’s most recent balance sheet or in the Notes thereto) of the Parent or any Restricted Subsidiary of the Parent (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets (including, without limitation, liabilities relating to insurance products); (y) any Notes or other obligations or other securities or assets received by the Parent or such Restricted Subsidiary of the Parent from such transferee that are converted within 180 days by the Parent or such Restricted Subsidiary into cash (to the extent of the cash received); and (z) any Designated Non-cash Consideration received by the Parent or any of its Restricted Subsidiaries in such Asset Dispositions having an aggregate Fair Market Value (determined in Good Faith by the Parent), taken together with all other Designated Non-cash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed $100.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).
(f) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 3.7. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.7, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.7.
(g) Pending the final application of any such Net Available Cash, the Parent or its Restricted Subsidiaries may temporarily reduce revolving indebtedness under any debt facility or otherwise invest such Net Available Cash in Cash Equivalents.
SECTION 3.8. Limitation on Affiliate Transactions.
(a) The Parent shall not, and shall not permit any of its Restricted Subsidiaries to enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Parent (an “Affiliate Transaction”) involving payments of consideration in excess of $15.0 million unless:
(i) the terms of such Affiliate Transaction, when viewed together with any related Affiliate Transactions, are not materially less favorable to the Parent or such Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not an Affiliate; and
(ii) in the event such Affiliate Transaction involves an aggregate consideration in excess of $35.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Parent (and such majority determines that such Affiliate Transaction satisfies the criteria in clause (i) above).

(b) The provisions of Section 3.8(a) shall not apply to:
(i) any (x) Restricted Payment permitted to be made pursuant to Section 3.4 hereof and (y) Permitted Investment in any Person that is an Affiliate of the Parent solely as a result of the ownership of Investments in such Person by the Parent or any Restricted Subsidiary;
(ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Parent pursuant to restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans, pension plans or similar plans or agreements or arrangements approved by the Board of Directors of the Parent or the compensation committee thereof;
(iii) loans or advances to employees, officers or directors of the Parent or any Subsidiary of the Parent or any direct or indirect parent of the Parent in the ordinary course of business, in an aggregate amount outstanding at any time not in excess of $5.0 million (without giving effect to the forgiveness of any such loan);
(iv) any transaction between or among the Parent and any Restricted Subsidiary or between or among Restricted Subsidiaries, and any Guarantees issued by the Parent or a Restricted Subsidiary for the benefit of the Parent or a Restricted Subsidiary;
(v) the payment of reasonable and customary compensation (including fees, benefits, severance, change of control payments and incentive arrangements) to, and employee benefit arrangements, including, without limitation, split-dollar insurance policies, and indemnity or similar arrangements provided on behalf of, directors, officers, employees and agents of the Parent or any of its Subsidiaries or any direct or indirect parent of the Parent, whether by charter, bylaw, statutory or contractual provisions;
(vi) the existence of, and the performance of obligations of the Parent or any of its Restricted Subsidiaries under the terms of any agreement to which the Parent or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date shall be permitted to the extent that its terms, taken as a whole, are not more disadvantageous to the Holders of the Notes in any material respect, as determined in Good Faith by the Parent, than the terms of the agreements in effect on the Issue Date;

(vii) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged with or into or consolidated with the Parent or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition, merger or consolidation, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders, as determined in Good Faith by the Parent, when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger);
(viii) insurance transactions, intercompany pooling and other reinsurance transactions entered into in the ordinary course of business;
(ix) any purchases by the Parent’s Affiliates of Indebtedness of the Parent or any of its Restricted Subsidiaries the majority of which Indebtedness is placed with Persons who are not Affiliates and payments of principal and interest on such Indebtedness;
(x) arrangements for indemnification payments for directors and officers of the Parent and its Subsidiaries or any direct or indirect parent of the Parent;
(xi) any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Parent and the granting of registration and other customary rights in connection therewith or any contribution to the Capital Stock of the Parent or any Restricted Subsidiary;
(xii) payments by the Parent or any of its Subsidiaries to any Affiliate for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are on arms’-length terms and are approved by a majority of the members of the Board of Directors of the Parent in good faith;
(xiii) any transaction pursuant to which any Permitted Holder provides the Parent and/or its Subsidiaries, at cost, with services, including services to be purchased from third-party providers, such as legal and accounting, tax, consulting, financial advisory, corporate governance, insurance coverage and other services which transaction is approved by a majority of the members of the Board of Directors or a committee thereof in good faith;
(xiv) transactions in which the Parent or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable taken as a whole than those that might reasonably have been obtained by the Parent or such Restricted Subsidiary in a comparable transaction at such time on an arms’ length basis from a Person that is not an Affiliate;

(xv) transactions with customers, clients, suppliers, joint ventures, joint venture partners, Unrestricted Subsidiaries or purchasers or sellers of goods and services and Investments by any Insurance Subsidiary in accordance with clause (18) of the definition of “Permitted Investments”, in each case in the ordinary course of business (as determined in Good Faith by the Parent) and on terms no less favorable than that available from non-affiliates (as determined in Good Faith by the Parent) and otherwise not prohibited by this Indenture;
(xvi) any transaction with an Affiliate where the only consideration paid by the Parent or any Restricted Subsidiary is Capital Stock of the Parent (other than Disqualified Stock);
(xvii) the payment of all fees and expenses in connection with the offering of the Notes;
(xviii) any merger, consolidation or reorganization of the Parent or any Restricted Subsidiary (otherwise permitted by this Indenture) with an Affiliate of the Parent solely for the purpose of (a) reorganizing to facilitate an initial public offering of securities of the Parent or a direct or indirect parent of the Parent, (b) forming or collapsing a holding company structure or (c) reincorporating the Parent or any Restricted Subsidiary in a new jurisdiction;
(xix) transactions between the Parent or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of the Parent or any direct or indirect parent of the Parent; provided that such director abstains from voting as a director of the Parent or such direct or indirect parent, as the case may be, on any matter involving such other Person;
(xx) any transaction entered into by an Insurance Subsidiary for which approval has been received from the applicable Insurance Regulatory Authority; provided that any direct involvement of the Parent or any of its Restricted Subsidiaries (other than such Insurance Subsidiary) in such transaction is on terms that are not materially less favorable taken as a whole than those that might reasonably have been obtained by the Parent or such Restricted Subsidiary in a comparable transaction at such time on an arms’ length basis from a Person that is not an Affiliate, as determined in Good Faith by the Parent;
(xxi) the entry by the Parent (and any direct or indirect parent company thereof) or any of its Restricted Subsidiaries into tax sharing agreements providing for payments consistent with Sections 3.4(b)(xv) and (xvii)(B) and the making of any such payments pursuant thereto;
(xxii) the payment of management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses pursuant to any Investment Management Agreement (plus any unpaid management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses accrued in any prior year) and any termination fees (including any such cash lump sum or present value fee upon the consummation of a corporate event, including an initial public equity offering) pursuant to any Investment Management Agreement;
(xxiii) (a) investments by Permitted Holders in securities or loans of the Parent or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered by the Parent or such Restricted Subsidiary generally to other investors on the same or more favorable terms, and (b) payments to Permitted Holders in respect of securities or loans of the Parent or any of its Restricted Subsidiaries contemplated in the foregoing subclause (a) or that were acquired from Persons other than the Parent and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans; and
(xxiv) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses.
SECTION 3.9. Change of Control Triggering Event.
(a) If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem all of the Notes as described under paragraph 6 of the applicable Notes Supplemental Indenture and all conditions precedent applicable to such redemption have been satisfied, each Holder shall have the right to require the Company to repurchase all or any part (in integral multiples of $1,000 except that no Note may be tendered in part if the remaining principal amount would be less than $2,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date that is prior to the relevant redemption date).
(b) Prior to or within 30 days following any Change of Control Triggering Event, except to the extent the Company has exercised its right to redeem all of the Notes under paragraph 6 of the applicable Notes Supplemental Indenture, the Company shall mail a notice (the “Change of Control Offer”) to each Holder or otherwise give notice in accordance with the applicable procedures of DTC, with a copy to the Trustee, stating:
(i) that a Change of Control Offer is being made and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on a Record Date to receive interest on the relevant Interest Payment Date that is prior to the relevant redemption date) (the “Change of Control Payment”);

(ii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered in accordance with the applicable procedures of DTC) (the “Change of Control Payment Date”);
(iii) the procedures determined by the Company, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased;
(iv) that any Notes not tendered will continue to accrue interest in accordance with the terms of this Indenture;
(v) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;
(vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes delivered for purchase and a statement that such Holder is unconditionally withdrawing its election to have such Notes purchased;
(vii) If such notice is delivered prior to the occurrence of a Change of Control Triggering Event, stating that the Change of Control is conditional on the occurrence of such Change of Control Triggering Event; and
(viii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.
(c) On the Change of Control Payment Date, the Company shall, to the extent lawful:
(i) accept for payment all Notes or portions of Notes (in principal amounts of $2,000 or larger integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;
(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes validly tendered; and
(iii) deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.
(d) The Paying Agent shall promptly submit electronically or mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and upon receipt of an Authentication Order the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate will be required for the Trustee to authenticate or deliver such new Note) equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof.
(e) The Company shall not be required to make a Change of Control Offer following a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption for all of the outstanding Notes has been given pursuant to this Indenture unless and until there is a default in payment of the applicable redemption price, plus accrued and unpaid interest to, but excluding, the proposed Redemption Date. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event.
(f) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the pursuant to Section 3.9, purchases all of the Notes validly tendered and not withdrawn by such Holders in such Change of Control Offer, all of the Holders of Notes will be deemed to have consented to such tender offer or other offer, and, accordingly, the Company or such third party may elect, upon not less than 15 nor more than 60 days’ prior notice, to redeem all Notes that remain outstanding following the consummation of the Change of Control Offer at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding, the applicable redemption date; provided that the Company or the applicable third party must provide any such notice of redemption within 30 days following the Change of Control Payment Date.
(g) The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue of such compliance.
SECTION 3.10. Future Guarantors.
(a) The Parent shall cause (i) each Wholly Owned Subsidiary (other than any Excluded Subsidiary) that is formed or acquired following the Issue Date and (ii) any other Restricted Subsidiary of the Parent that guarantees any Capital Market Indebtedness of the Company or any Guarantor to execute and deliver to the Trustee within 30 days of the event pursuant to which such obligation has arisen a supplemental indenture to this Indenture, substantially in the form of Exhibit E hereto, pursuant to which such Restricted Subsidiary shall fully and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes and all other obligations under this Indenture, on the terms set forth in Article X. In addition, the Parent may cause any Restricted Subsidiary that is not a Guarantor so to guarantee payment of the Notes and become a Guarantor.
SECTION 3.11. Effectiveness of Covenants.
(a) After the Issue Date, following the first day: (i) the Notes have an Investment Grade Rating from two Rating Agencies; and (ii) no Default has occurred and is continuing under this Indenture; the Parent and its Restricted Subsidiaries shall not be subject to Sections 3.3, 3.4, 3.6, 3.7, 3.8, 3.10 and 4.1(a)(iv) (collectively, the “Suspended Covenants”). Additionally, upon the commencement of a Suspension Period (as defined below), the amount of Excess Proceeds will be reset to zero.
(b) If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by at least two Rating Agencies, then the Suspended Covenants shall thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain an Investment Grade Rating and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist or have occurred under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on, and none of the Parent or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period”.
(c) On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.3(b)(v). In addition, for purposes of Section 3.8 hereof, all agreements and arrangements entered into by the Parent and any Restricted Subsidiary with an Affiliate of the Parent during the Suspension Period prior to such Reinstatement Date will be deemed to have been entered into on or prior to the Issue Date and for purposes of Section 3.6 hereof all contracts entered into during the Suspension Period prior to such Reinstatement Date that contain any of the restrictions contemplated by such covenant will be deemed to have been existing on the Issue Date. Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 3.4 hereof will be made as though such Section 3.4 had been in effect since the Issue Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under such Section 3.4.
(d) During any period when the Suspended Covenants are suspended, the Board of Directors of the Parent may not designate any of the Parent’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture, unless such designation would have complied with Section 3.4 hereof as if such Section 3.4 would have been in effect during such period.
(e) The Company shall deliver to the Trustee an Officer’s Certificate notifying the Trustee of any Reinstatement Date or the commencement of any Suspension Period and certifying that such suspension or reinstatement complied with the foregoing provisions, and in no event shall the Trustee be charged with the knowledge of such Suspension Period or Reinstatement Date, except to the extent that a Trust Officer has received such Officer’s Certificate. In the case of a Suspension Period such notice shall list the Suspended Covenants.
(f) On and after each Reinstatement Date, the Parent and its Subsidiaries may consummate any transactions contemplated by any contract or arrangement entered into in good faith during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.
SECTION 3.12. Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Parent an Officer’s Certificate signed by the principal executive officer, the principal financial officer or the principal accounting officer stating whether or not the signers know of any Default or Event of Default that occurred during such period. If they do, the certificate shall describe the Default or Event of Default and its status.
SECTION 3.13. Statement by Officers as to Default. The Parent shall deliver to the Trustee, within 30 days after the knowledge thereof if such event is still continuing, written notice in the form of an Officer’s Certificate of any Event of Default or any event which, with notice or the lapse of time or both, would constitute an Event of Default under Section 6.1(a)(i), (ii), (iii), (iv), (v), (viii) or (ix), which shall include their status.
ARTICLE IV
Successor Company and Successor Guarantor
SECTION 4.1. When Company May Merge or Otherwise Dispose of Assets.
(a) Neither the Company nor the Parent shall consolidate with or merge with or into (whether or not the Company or the Parent is the surviving entity), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Parent and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to, any Person unless:

(i) if other than the Company or the Parent, as applicable, the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia or any territory thereof (and, in the case of the Parent, Bermuda or the Cayman Islands);
(ii) the Successor Company (if other than the Company or the Parent) and, in the case of a Successor Company that is not a corporation, a corporate co-issuer, assumes all of the obligations of the Company under the Notes and this Indenture or the Parent under its Guarantee and this Indenture, as applicable, pursuant to a supplemental indenture or other documentation executed and delivered to the Trustee;
(iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Company, the Parent, the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Parent, the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;
(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred as of the last day of the applicable fiscal quarter;
(A) the Parent or the Successor Company of the Parent, as applicable, would be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 3.3(a) hereof; or
(B) the Debt to Total Capitalization Ratio for the Parent and its Restricted Subsidiaries or the Successor Company and its Restricted Subsidiaries, as applicable, would be greater than the Debt to Total Capitalization Ratio immediately prior to such transaction; and
(v) each Guarantor (unless it is the other party to the transactions above, in which case clause (i) of Section 4.1(b) shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes.
(b) Without compliance with Sections 4.1(a)(iii) and (iv):
(i) any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company or a Guarantor so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company or a Guarantor, and
(ii) the Company or the Parent, as the case may be, may merge with an Affiliate of the Company or the Parent, as the case may be, solely for the purpose of reincorporating the Company or the Parent, as the case may be, in another jurisdiction to realize tax or other benefits, so long as the amount of Indebtedness of the Parent and its Restricted Subsidiaries is not increased thereby.
(c) Upon satisfaction of the conditions set forth in Section 4.1(a) or 4.1(b), as applicable, the Company shall be released from its obligations under this Indenture and the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.
(d) Solely for the purpose of computing amounts under Sections 3.4(a)(3)(A), (a)(3)(B), (a)(3)(C) and (a)(3)(D), the Successor Company shall only be deemed to have succeeded and be substituted for the Parent with respect to periods subsequent to the effective time of such merger, consolidation, combination or transfer of assets.
SECTION 4.2. When a Subsidiary Guarantor May Merge or Otherwise Dispose of Assets.
(a) The Parent shall not permit any Subsidiary Guarantor to consolidate with or merge with or into (whether or not the Subsidiary Guarantor is the surviving entity), or sell, assign, convey, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or another Guarantor), unless:
(i) if such entity remains a Subsidiary Guarantor, (A) the resulting, surviving or transferee Person (the “Successor Guarantor”) shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia or any other territory thereof (and, in the case of the Intermediate Guarantor, Bermuda or the Cayman Islands); (B) the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes in writing by supplemental indenture (and other applicable documents), executed and delivered to the Trustee all the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and this Indenture and (C) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and
(ii) if such transaction constitutes an Asset Disposition, the transaction is made in compliance with Section 3.7 hereof (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time), to the extent applicable.

(b) Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge with or into or transfer all or part of its properties and assets to the Company or another Guarantor or (ii) merge with a Restricted Subsidiary of the Parent solely for the purpose of reincorporating the Subsidiary Guarantor in a State of the United States or the District of Columbia (and, in the case of the Intermediate Guarantor, Bermuda or the Cayman Islands), as long as the amount of Indebtedness of the Parent and its Restricted Subsidiaries is not increased thereby.
(c) Upon satisfaction of the conditions set forth in Section 4.2(a) or (b), the Parent or applicable Subsidiary Guarantor shall be released from its obligations under this Indenture and its Guarantee and the Successor Guarantor shall succeed to, and be substituted for, and may exercise every right and power of, a Subsidiary Guarantor under this Indenture, but, in the case of a lease of all or substantially all its assets, a Subsidiary Guarantor will not be released from its obligations under its Subsidiary Guarantee.
ARTICLE V
Redemption of Notes
SECTION 5.1. Applicability of Article. Notes of or within any series that are redeemable in whole or in part before their Stated Maturity shall be redeemable in accordance with their terms and (except as otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.2) in accordance with this Article V.
SECTION 5.2. Right of Redemption.
(a) Notes of any series may be redeemed, in whole at any time, or in part from time to time, subject to the conditions and in accordance with the provisions set forth in paragraph 6 of the applicable Notes Supplemental Indenture, which are hereby incorporated by reference and made a part of this Indenture.
(b) In connection with any redemption of Notes (including with the Net Cash Proceeds of an Equity Offering), any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, consummation of any Equity Offering, incurrence of Indebtedness, or acquisition, merger or consolidation. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded (by the Company in its sole discretion) in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date so delayed.

SECTION 5.3. Election to Redeem; Notice to Trustee of Optional Redemptions. If the Company elects to redeem Notes pursuant to paragraph 6 of the applicable Notes Supplemental Indenture, the Company shall furnish to the Trustee, at least 5 Business Days (or such shorter period as the Trustee may agree) before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 5.5, an Officer’s Certificate setting forth (a) the paragraph or subparagraph of such Note and/or Section of this Indenture and or Notes Supplemental Indenture pursuant to which the redemption shall occur, (b) the Redemption Date, (c) the principal amount of the Notes to be redeemed and (d) the redemption price. The Company shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 5.4.
SECTION 5.4. Selection by Trustee of Notes to Be Redeemed. Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture as contemplated by Section 2.2, in the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on as nearly a pro rata basis as possible or by lot or such other similar method in accordance with the Applicable Procedures (subject to such rounding as may be necessary so that Notes are redeemed in whole increments of $1,000 and no Note of $2,000 in principal amount or less shall be redeemed in part), and in accordance with the Applicable Procedures. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note in accordance with Section 5.8.
The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.
For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.
SECTION 5.5. Notice of Redemption. Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture as contemplated by Section 2.2, the Company shall mail or cause to be mailed by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address or in accordance with the applicable procedures of DTC not less than 15 nor more than 60 days prior to a date fixed for redemption (a “Redemption Date”), to each Holder of Notes to be redeemed; provided, however, that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII. At the Company’s written request, the Trustee shall give notice of redemption in the Company’s name and at the Company’s expense; provided that the Company shall have delivered to the Trustee, at least 5 Business Days (or such shorter period as the Trustee may agree) before notice of redemption is required to be mailed or caused to be mailed to Holder pursuant to this Section 5.5 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the following paragraph.
All notices of redemption shall be prepared by the Company and shall state:
(a) the Redemption Date,
(b) the redemption price, if then determinable, and if not, then a method for determination, and the amount of accrued interest, if any, to, but excluding, the Redemption Date payable as provided in Section 5.7, if any,
(c) if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,
(d) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,
(e) that on the Redemption Date the redemption price (and accrued interest, if any, to, but excluding, the Redemption Date payable as provided in Section 5.7) shall become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Company defaults in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) shall cease to accrue on and after said date,
(f) the place or places where such Notes are to be surrendered for payment of the redemption price and accrued interest, if any,
(g) the name and address of the Paying Agent,
(h) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price,
(i) the CUSIP number, and that no representation is made as to the accuracy or correctness of the CUSIP number, if any, listed in such notice or printed on the Notes, and
(j) the Section of this Indenture pursuant to which the Notes are to be redeemed.
SECTION 5.6. Deposit of Redemption Price. By no later than 12:00 p.m. (New York City time) on the Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.5) an amount of money sufficient to pay the redemption price of, and accrued interest on, all the Notes which are to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price.
SECTION 5.7. Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the redemption price therein specified (together with accrued interest, if any, to, but excluding, the Redemption Date) (except as provided for in Section 5.2(b)) and from and after such date (unless the Company shall default in the payment of the redemption price and accrued interest) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the redemption price, together with accrued interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).
If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.
If a Redemption Date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders whose Notes shall be subject to redemption by the Company.
SECTION 5.8. Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article) shall be surrendered at the office or agency of the Company maintained for such purpose pursuant to Section 2.4 (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute, and, upon receipt of an Authentication Order, the Trustee shall authenticate and make available for delivery to the Holder of such Note at the expense of the Company, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered, provided that each such new Note shall be in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof.
SECTION 5.9. Redemption for Changes in Taxes The Company may redeem the Notes, in whole but not in part, at any time upon giving not less than 15 nor more than 60 days’ prior notice to the Holders (which notice will be given in accordance with this Article V, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Company for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and that will become due on the Tax Re-

demption Date as a result of the redemption or otherwise (subject to the right of Holders on the relevant record date to receive interest due on an Interest Payment Date that is prior to the Tax Redemption Date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Guarantees, the relevant Foreign Guarantor is or would be required to pay Additional Amounts, the payment giving rise to such requirement cannot be made by the Company or another Guarantor without the obligation to pay Additional Amounts, and the relevant Foreign Guarantor cannot avoid any such payment obligation taking reasonable measures available, as a result of:
(1) any change in, or amendment to or the laws (or any regulations, protocols or rulings promulgated thereunder) of the relevant Tax Jurisdiction affecting taxation which change or amendment has not been publicly announced before and which becomes effective on or after the date of this Offering Memorandum (or, if the relevant Tax Jurisdiction was not a Tax Jurisdiction on the Issue Date, the date on which such Tax Jurisdiction became a Tax Jurisdiction under the Indenture); or
(2) any change in, or amendment to, the existing official written position or the introduction of a written official position regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change, amendment, application or interpretation has not been publicly announced and becomes effective on or after the date of this Offering Memorandum (or, if the relevant Tax Jurisdiction was not a Tax Jurisdiction on the Issue Date, the date on which such Tax Jurisdiction became a Tax Jurisdiction under the Indenture).
The Company will not give any such notice of redemption earlier than 30 days prior to the earliest date on which the relevant Foreign Guarantor would be obligated to make such payment or withholding if a payment in respect of the Notes or the Guarantees were then due, and unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.
Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, the Company will deliver the trustee an Opinion of Counsel to the effect that there has been such change or amendment which would entitle the relevant Foreign Guarantor to redeem the Notes hereunder. In addition, before the Company publishes or mails notice of redemption of the Notes as described above, it will deliver to the trustee an Officer’s Certificate to the effect that the obligation to pay Additional Amounts cannot be avoided by the relevant Foreign Guarantor (but, in the case of a Guarantor, only if the payment giving rise to such requirement cannot be made by the Company or another Guarantor without the obligation to pay Additional Amounts) taking reasonable measures available to it.
The Trustee will accept such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders of the Notes.

ARTICLE VI
Defaults and Remedies
SECTION 6.1. Events of Default.
(a) Each of the following is an event of default (an “Event of Default”):
(i) default in any payment of interest on any Note when the same becomes due, and the such default continues for a period of 30 days;
(ii) default in the payment of principal of or premium, if any, on any Note when the same becomes due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;
(iii) failure by the Company or the Parent to comply with its obligations under Section 3.9 hereof or Article IV hereof;
(iv) failure by the Company or any Guarantor to comply for 60 days after written notice as provided below with any of its obligations under the Notes or this Indenture (except as contained in clauses (a)(i) through (a)(iii) of this Section 6.1); provided that, such 60-day period shall instead be 180 days with respect to defaults under Section 3.1.
(v) the Parent or any of its Restricted Subsidiaries defaults under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Parent or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Parent or any of its Restricted Subsidiaries), other than Indebtedness owed to the Parent or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:
(A) is caused by a failure to pay principal on such Indebtedness at its final stated maturity within the grace period provided in the agreements or instruments governing such Indebtedness (“payment default”); or
(B) results in the acceleration of such Indebtedness prior to its stated final maturity;
and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $75.0 million or more (or its foreign currency equivalent);

(vi) the Company, the Parent or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements for the Parent and its consolidated Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law (as defined below):
(A) commences a voluntary case or proceeding with respect to itself;
(B) consents to the entry of an order for relief against it in an involuntary case or proceeding;
(C) consents to the appointment of a Custodian (as defined below) of it or for substantially all of its property; or
(D) makes a general assignment for the benefit of its creditors;
or takes any comparable action under any foreign laws relating to insolvency;
(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A) is for relief against the Company, the Parent or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the date of the latest audited financial statements for the Parent and its consolidated Subsidiaries), would constitute a Significant Subsidiary, in an involuntary case;
(B) appoints a Custodian of the Parent, the Company, any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the date of the latest audited financial statements for the Company and its consolidated Subsidiaries), would constitute a Significant Subsidiary, for any substantial part of its property; or
(C) orders the winding up or liquidation of the Parent, the Company, any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the date of the latest audited financial statements for the Company and its consolidated Subsidiaries), would constitute a Significant Subsidiary;
and the order or decree remains unstayed and in effect for any period of 60 consecutive days;
(viii) failure by the Company, the Parent or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements for the Parent and its consolidated Subsidiaries), would constitute a Significant Subsidiary to pay final and non-appealable judgments aggregating in excess of $75.0 million (or its foreign currency equivalent) (net of any amounts that are covered by insurance), which judgments remain unsatisfied or undischarged for any period of 60 consecutive days during which a stay of enforcement of such judgments shall not be in effect; and
(ix) any Guarantee of the Parent, the Intermediate Guarantor or a Significant Subsidiary or group of Restricted Subsidiaries that taken together (as of the date of the latest audited consolidated financial statements for the Parent and its consolidated Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture and the Guarantees) or is declared null and void in a judicial proceeding or any Guarantor that is the Parent, the Intermediate Guarantor or a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its consolidated Subsidiaries) would constitute a Significant Subsidiary denies or disaffirms its obligations under this Indenture or its Guarantee, and the Parent fails to cause such Restricted Subsidiary or Restricted Subsidiaries, as the case may be, to rescind such denials or disaffirmations within 30 days.
The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
Notwithstanding the foregoing, a default under clause (iv) of this Section 6.1(a) shall not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the then outstanding Notes notify the Parent or the Company of the default and the Parent or the Company does not cure such default within the time specified in clause (iv) of this Section 6.1(a) after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”
The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
SECTION 6.2. Acceleration . If an Event of Default (other than an Event of Default specified in Section 6.1(a)(vi) or (vii) with respect to the Company or the Parent) occurs and is continuing, unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture as contemplated by Section 2.2, the Trustee by notice in writing specifying the Event of Default and that it is a “notice” to the Company or the Parent, or the Holders of at least 30% in principal amount of the then outstanding Notes by notice to the Company or the Parent and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, shall, subject to Section 6.4, be immediately due and payable. In the event of a declaration of acceleration of the Notes because an Event of Default set forth in Section 6.1(a)(v) above has occurred and is continuing, unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture as contemplated by Section 2.2, such declaration of acceleration of the Notes shall be automatically rescinded and annulled if the default triggering such Event of Default pursuant to Section 6.1(a)(v) shall be remedied or cured by the Company, the Parent or a Restricted Subsidiary, as applicable, or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default specified in Section 6.1(a)(vi) or (vii) with respect to the Company or the Parent occurs and is continuing, unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture as contemplated by Section 2.2, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.
SECTION 6.3. Other Remedies . If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture (including sums owed to the Trustee and its agents and counsel) and the Guarantees.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.
SECTION 6.4. Waiver of Past Defaults . Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture as contemplated by Section 2.2, the Holders of a majority in principal amount outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) Notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences (except a Default or Event of Default in the payment of the principal of, premium or interest on a Note) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.
SECTION 6.5. Control by Majority . Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture as contemplated by Section 2.2, the Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, the Notes or the Guarantees, or, subject to Sections 7.1 and 7.2, that the Trustee determines in good faith is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders),; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnity satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.
SECTION 6.6. Limitation on Suits. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture, the Notes or the Guarantees unless:
(i) the Holder has previously given to the Trustee written notice stating that an Event of Default is continuing;
(ii) the Holders of at least 30% in principal amount of the Notes then outstanding have made a written request to the Trustee to pursue the remedy;
(iii) such Holder or Holders have offered to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;
(iv) the Trustee has not complied with the request within 60 days after receipt of the request and the offer of security or indemnity; and
(v) the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction that is inconsistent with the request during such 60-day period.
A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).
SECTION 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium (if any) or interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in Section 6.1(a)(i) or (ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.6.

SECTION 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company, its Subsidiaries or their respective creditors or properties and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.6. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, either agents and counsel, and any other amounts due to the Trustee under Section 7.6 hereof out of the estate in any proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holder may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in such proceeding.
SECTION 6.10. Priorities. The Trustee shall pay out any money or property received by it in the following order:
First: to the Trustee for amounts due to each of them under this Indenture;
Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and
Third: to the Company or, to the extent the Trustee receives any amount for any Guarantor, to such Guarantor, or as a court of competent jurisdiction shall direct.
The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section. At least 15 days before such record date, the Company shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.
SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.
ARTICLE VII
Trustee
SECTION 7.1. Duties of Trustee.
(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture, the Notes or the Guarantees at the request or direction of any of the Holders unless such Holders have offered the Trustee indemnity or security satisfactory to the Trustee in its sole discretion, as applicable, against loss, liability or expense.
(b) Except during the continuance of an Event of Default:
(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(ii) the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee under this Indenture, the Notes and the Guarantees, as applicable. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes and the Guarantees, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(c) The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:
(i) this paragraph does not limit the effect of paragraph (b) of this Section;
(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer or Trust Officers unless it is proved in a final and non-appealable decision of a court of competent jurisdiction that the Trustee was grossly negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and
(d) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.
(e) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
(f) No provision of this Indenture, the Notes or the Guarantees shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. The Trustee shall not be required to give any bond or surety in respect of the performance of its powers or duties hereunder.
(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section.
(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee, security, prefunding or indemnity satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.
SECTION 7.2. Rights of Trustee.
(a) The Trustee may conclusively rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or any other paper or document believed by it to be genuine and to have been signed or presented by the proper Person or Persons. The Trustee need not investigate any fact or matter stated in the document.
(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.
(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.
(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct, respectively, does not constitute willful misconduct or gross negligence as determined in a final and non-appealable decision of a court of competent jurisdiction.
(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture, the Notes or the Guarantees shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder or under the Notes or the Guarantees in good faith and in accordance with the advice or opinion of such counsel.
(f) The Trustee shall not be bound to make any investigation into any statement, warranty or representation, or the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or other paper or document made or in connection with this Indenture; moreover, the Trustee shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture or any other agreement, instrument or document or (iii) the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
(g) The Trustee shall not be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default of which a Trust Officer shall have (x) received written notification from the Company or Holders at the Corporate Trust Office of the Trustee and such notice references the Notes and this Indenture or (y) obtained “actual knowledge.” “Actual knowledge” shall mean the actual fact or statement of knowing by a Trust Officer without independent investigation with respect thereto.
(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be compensated, reimbursed and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder.
(j) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(k) The permissive rights of the Trustee enumerated herein shall not be construed as duties. The Trustee shall have no obligation to pursue any action that is not in accordance with applicable law.
(l) The Company shall provide prompt written notice to the Trustee of any change to its fiscal year.
SECTION 7.3. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, the Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section 7.9. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.
SECTION 7.4. Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or the Subsidiary Guarantees, it shall not be accountable for the Company’s use of the Notes or the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication or for the use or application of any funds received by any Paying Agent other than the Trustee.
SECTION 7.5. Notice of Defaults. If a Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder, notice of the Default within 90 days after the Trustee obtains such knowledge. Except in the case of a Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interests of Holders.
SECTION 7.6. Compensation and Indemnity. The Company shall pay to the Trustee from time to time such compensation for its services as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable costs of counsel, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Company shall indemnify the Trustee or any predecessor Trustee in each of its capacities hereunder (including Paying Agent, and Registrar), and each of their officers, directors, employees, counsel and agents, against any and all loss, liability or expense (including, but not limited to, reasonable attorneys’ fees and expenses) incurred by it in connection with the administration of this trust and the performance of its duties hereunder and under the Notes or the Guarantees, including the costs and expenses of enforcing this Indenture (including this Section 7.6), the Notes or the Guarantees and of defending itself against any claims (whether asserted by any Holder, the Company or otherwise). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through its own willful misconduct, gross negligence as determined in a final and non-appealable decision of a court of competent jurisdiction.
To secure the Company’s payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. The right of the Trustee to receive payment of any amounts due under this Section 7.6 shall not be subordinate to any other liability or indebtedness of the Company.
The Company’s payment obligations pursuant to this Section and any lien arising hereunder shall survive the discharge of this Indenture and the resignation or removal of the Trustee. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.1(a)(vi) or (vii) with respect to the Company, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.
Pursuant to Section 10.1, the obligations of the Company hereunder are jointly and severally guaranteed by the Guarantor.
The obligation of the Company under this Section 7.6 shall survive satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.
SECTION 7.7. Replacement of Trustee. The Trustee may resign at any time by so notifying the Company. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Company and the Trustee in writing and may appoint a successor Trustee. The Company shall remove the Trustee if:the Trustee fails to comply with Section 7.9;
(ii) the Trustee is adjudged bankrupt or insolvent;
(iii) a receiver or other public officer takes charge of the Trustee or its property; or
(iv) the Trustee otherwise becomes incapable of acting.
If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.6.
If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.
If the Trustee fails to comply with Section 7.9, unless the Trustee’s duty to resign is stayed, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
Notwithstanding the replacement of the Trustee pursuant to this Section 7.7, the Company’s obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.
SECTION 7.8. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.
In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.
SECTION 7.9. Eligibility; Disqualification. The Trustee shall have a combined capital and surplus of at least $50.0 million as set forth in its most recent filed annual report of condition.

ARTICLE VIII
Discharge of Indenture; Defeasance
SECTION 8.1. Discharge of Liability on Notes; Defeasance.
(a) When (i) (x) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, have been delivered to the Trustee for cancellation or (y) all outstanding Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of making a notice of redemption pursuant to Section 5.5 hereof or otherwise, or will become due and payable within one year or may be called for redemption within one year under arrangements pursuant to Article V and the Parent, the Company or any Guarantor irrevocably deposits or causes to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as shall be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to, but excluding, the date of maturity or redemption, as the case may be; provided that, with respect to any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption; (ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit (other than a default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing); (iii) the Company or any Guarantor has paid or caused to be paid all sums payable by the Company on the date of deposit to the Trustee under this Indenture; and (iv) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Notes at maturity or the Redemption Date, as the case may be, then this Indenture shall, subject to Section 8.1(c), cease to be of further effect.
(b) Subject to Sections 8.1(c) and 8.2, the Company at any time may at its option terminate (i) all of the Company’s obligations under the Notes and this Indenture and have each Guarantor’s obligation discharged with respect to its Guarantee (“legal defeasance option”) or (ii) the obligations of the Company and the Guarantors under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10 and 3.11 and the operation of Sections 4.1(a)(iii) and (a)(iv) and Sections 6.1(a)(iii) (other than with respect to any Default under Section 3.12 or 3.13), 6.1(a)(iv), 6.1(a)(v), 6.1(a)(vi) (only with respect to Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the latest audited financial statements of the Company and its consolidated Subsidiaries), 6.1(a)(vii) (only with respect to Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the latest audited financial statements of the Company and its consolidated Subsidiaries) and 6.1(a)(viii) (“covenant defeasance option”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. In the event that the Company terminates all of its obligations under the Notes and this Indenture (with respect to such Notes) by exercising its legal defeasance option or their covenant defeasance option, the obligations of each Guarantor under its Guarantee of such Notes shall be terminated simultaneously with the termination of such obligations.
If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.1(a)(iii) (only with respect to the covenants subject to such covenant defeasance), 6.1(a)(iv), 6.1(a)(v), 6.1(a)(vi) (only with respect to Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the latest audited financial statements of the Company and its consolidated Subsidiaries), would constitute a Significant Subsidiary), 6.1(a)(vii) (only with respect to Significant Subsidiaries or a group of consolidated Subsidiaries that, taken together (as of the latest audited financial statements of the Company and its consolidated Subsidiaries), would constitute a Significant Subsidiary), 6.1(a)(viii) or 6.1(a)(ix) or because of the failure of the Company to comply with Section 4.1(a)(iii) or (iv).
Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.
(c) Notwithstanding the provisions of Sections 8.1(a) and (b), the Company’s obligations in Sections 2.3, 2.4, 2.5, 2.6, 2.7, 2.10, 2.11, 2.13, 3.1, 6.7, 6.8, 7.1, 7.2, 7.6, 7.7, 8.1(b) (with respect to legal defeasance), 8.3, 8.4, 8.5 and 8.6 shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 6.7, 7.6, 8.4 and 8.5 shall survive.
SECTION 8.2. Conditions to Defeasance. The Company may exercise its legal defeasance option or its covenant defeasance option only if:
(i) the Company shall irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. dollars or U.S. Government Obligations, or a combination of U.S. dollars and U.S. Government Obligations, in such amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants in the event a deposit of U.S. Government Obligations is made, to pay the principal of, or interest and premium, if any, on the outstanding Notes issued hereunder on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular Redemption Date; provided that, with respect to any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;
(ii) in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee stating that, subject to customary assumptions and exclusions, (a) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;
(iii) in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee stating that, subject to customary assumptions and exclusions, the Holders of the respective outstanding Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;
(iv) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);
(v) the Company shall deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and
(vi) the Company shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with.
SECTION 8.3. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.4. Repayment to Company. Anything herein to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon receipt of an Officer’s Certificate any money or U.S. Government Obligations held by it as provided in this Article VIII which are in excess of the amount thereof which would then be required to be deposited to effect legal defeasance or covenant defeasance, as applicable.
Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.
SECTION 8.5. Indemnity for U.S. Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.
SECTION 8.6. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company and each Guarantor under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Company or the Guarantors have made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company or the Guarantors, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.
ARTICLE IX
Amendments
SECTION 9.1. Without Consent of Holders. This Indenture, the Notes and the Subsidiary Guarantees may be amended or supplemented without notice to or consent of any Holder:
(i) to cure any ambiguity, omission, defect, mistake or inconsistency;
(ii) to provide for the assumption by a successor corporation of the obligations of the Company or any Guarantor under the Indenture, the Notes and the Guarantees;
(iii) to provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes; provided that such uncertificated Notes are properly treated as in registered form for U.S. federal income tax purposes;

(iv) to comply with the rules of any applicable depositary;
(v) to add Guarantees with respect to the Notes or to release a Guarantor from its obligations under its Guarantee or this Indenture in accordance with the applicable provisions of this Indenture;
(vi) to secure the Notes and the Guarantees;
(vii) to add to the covenants of the Parent and its Restricted Subsidiaries or Events of Default for the benefit of the Holders or to make changes that would provide additional rights to the Holders, or to surrender any right or power herein conferred upon the Company or any Guarantor;
(viii) to make any change that does not adversely affect the rights of any Holder in any material respect;
(ix) to comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA, as amended, if applicable;
(x) to provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;
(xi) to conform the text of this Indenture, the Notes or the Guarantees to any provision of the “Description of the Notes” section of the Offering Memorandum or, with respect to any Additional Notes and any supplemental indenture or other instrument pursuant to which such Additional Notes are issued, to such “Description of notes” relating to the issuance of such Additional Notes solely to the extent that such “Description of notes” provides for terms of such Additional Notes that differ from the terms of the Initial Notes, in each case as evidenced in an Officer’s Certificate delivered to the Trustee;
(xii) to provide for or confirm the issuance of Additional Notes in accordance with the terms of this Indenture;
(xiii) make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes, including to facilitate the issuance, transfer, delegending or administration of Notes; provided, however, that compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law.
After an amendment or supplement under this Section becomes effective, the Company shall mail to Holders, or in accordance with the applicable procedures of DTC, a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section. A consent to any amendment, supplement or waiver under this

Indenture by any Holder given in connection with a tender of such Holder’s Note shall not be rendered invalid by such tender.
Upon the request of the Company or the Parent accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Sections 7.2 and 11.2 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.
SECTION 9.2. With Consent of Holders. This Indenture, the Notes or the Guarantees may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Any past default or compliance with the provisions of this Indenture, the Notes or the Guarantees may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that (x) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding under the Indenture, then only the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) shall be required and (y) if any such amendment or waiver by its terms will affect a series of Notes in a manner different and materially adverse relative to the manner such amendment or waiver affects other series of Notes, then the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) shall be required. However, without the consent of each Holder of an outstanding Note affected, no amendment, supplement or waiver may:
(i) reduce the principal amount of Notes whose Holders must consent to an amendment;
(ii) reduce the rate of or change the stated time for payment of interest on any Note;
(iii) reduce the principal of or extend the Stated Maturity of any Note;
(iv) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes issued hereunder (except a rescission of acceleration of the Notes issued hereunder by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(v) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased in accordance with Article V hereof, whether through an amendment or waiver of provisions in the covenants or otherwise;
(vi) make any Note payable in a currency other than that stated in the Note;
(vii) impair the right of any Holder to receive payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or
(viii) make any change in the amendment provisions in this Section 9.2 as described in clauses (i) through (vii) above.
It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment or supplement, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Note shall not be rendered invalid by such tender.
Upon the request of the Company or the Parent accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Sections 7.2 and 11.2 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.
After an amendment or supplement under the Indenture becomes effective, the Company is required to mail to the Holders, or in accordance with the Applicable Procedures, a notice briefly describing such amendment or supplement. The failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.
SECTION 9.3. Effect of Consents and Waivers. A consent to an amendment, supplement or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver made pursuant to Section 9.2 shall become effective upon receipt by the Trustee of the requisite number of written consents.
The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or revoke such consent or to take any such action, whether or not such Persons continue to be Holders after such record date.
SECTION 9.4. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue, and upon receipt of an Authentication Order the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.
SECTION 9.5. Trustee To Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not, in the sole determination of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee. In signing any amendment, supplement or waiver pursuant to this Article IX, the Trustee shall receive, and (subject to Sections 7.1 and 7.2) shall be fully protected in conclusively relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by or complies with this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and the Guarantors party thereto, enforceable against the Company and the Guarantors party thereto in accordance with its terms, subject to customary exceptions. Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture pursuant to Exhibit E hereto. For the avoidance of doubt, no Officer’s Certificate shall be required on the Issue Date for the execution of any Note Supplemental Indenture.
ARTICLE X
Guarantee
SECTION 10.1. Guarantee. Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations of the Company under this Indenture and the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6) (all the foregoing being hereinafter collectively called the “Guarantor Obligations”). Each Guarantor agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article X notwithstanding any extension or renewal of any Guarantor Obligation.
Each Guarantor waives (to the extent lawful) presentation to, demand of, payment from and protest to the Company of any of the Guarantor Obligations and also waives (to the extent lawful) notice of protest for nonpayment. Each Guarantor waives (to the extent lawful) notice of any default under the Notes or the Guarantor Obligations.
Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guarantor Obligations.
Except as set forth in Section 4.2, Section 10.2 and Article VIII hereof, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not (to the extent lawful) be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantor Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not (to the extent lawful) be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes, or any other agreement; (d) the release of any security held by any Holder for the Guarantor Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.
Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or such Guarantor is released from its Guarantee in compliance with Section 4.2, Section 10.2 or Article VIII hereof. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guarantor Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.
In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guarantor Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).
Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.
Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Section. Neither the Company nor the Guarantors shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof and any such notation shall not be a condition to the validity of any Guarantee.
SECTION 10.2. Limitation on Liability; Termination, Release and Discharge.
(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.
(b) A Subsidiary Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and each Subsidiary Guarantor and its obligations under the Subsidiary Guarantee and this Indenture shall be released and discharged:
(i) upon any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Subsidiary Guarantor following which such Subsidiary Guarantor ceases to be a direct or indirect Restricted Subsidiary of the Parent if such sale or disposition does not constitute an Asset Disposition or is made in compliance with Section 3.7 and Article IV hereof);
(ii) if such Subsidiary Guarantor is dissolved or liquidated in accordance with the provisions of this Indenture;
(iii) the release or discharge of the guarantee by such Subsidiary Guarantor of the Indebtedness that resulted in the creation of such Subsidiary Guarantee, except a discharge or release as a result of payment under such guarantee by such Subsidiary Guarantor (it being understood that a release subject to a contingent reinstatement is still a release, and if any such Indebtedness of such Subsidiary Guarantor under such guarantee is so reinstated, such Guarantee shall also be reinstated);
(iv) upon exercise of the Company’s legal defeasance option or covenant defeasance option or upon satisfaction and discharge of this Indenture, in each case, pursuant to the provisions of Article VIII hereof; and
(v) if the Company designates such Subsidiary Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of this Indenture.
(c) In the case of Section 10.2(b)(i) only, the Company or the Parent shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.
(d) The release of a Subsidiary Guarantor from its Subsidiary Guarantee and its obligations under this Indenture in accordance with the provisions of this Section 10.2 shall not preclude the future applications of Section 3.10 hereof to such Person.
SECTION 10.3. Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.
SECTION 10.4. No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guarantor Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guarantor Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guarantor Obligations.
ARTICLE XI
Miscellaneous
SECTION 11.1. Notices. Notices given by publication shall be deemed given on the first date on which publication is made, notices given by first-class mail, postage prepaid, shall be deemed given five calendar days after mailing and notices given by overnight courier guaranteeing next day delivery shall be deemed given the next Business Day after timely delivery to the courier. Any notice or communication shall be in writing and delivered in person, by facsimile (with respect to the Trustee only), mailed by first-class mail or overnight air courier guaranteeing next day delivery, addressed as follows:
if to the Company or to any Guarantor:
Fidelity & Guaranty Life Holdings, Inc.
1001 Fleet Street, 6th Floor
Baltimore, MD 21202
Attention: General Counsel
if to the Trustee:
Wells Fargo Bank, National Association
Corporate Trust Services
1 Independent Drive, Suite 620,Jacksonville, Florida 32202Facsimile: (904) 351-7266
The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.
Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.
Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to any Holder of an interest in a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC or any other applicable Depositary for such Note (or its designee) according to the applicable procedures of DTC or such Depositary.
SECTION 11.2. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:
(i) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and
(ii) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.
SECTION 11.3. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:
(i) a statement that the individual making such certificate or opinion has read such covenant or condition;
(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and
(iv) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.
In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.
SECTION 11.4. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.
SECTION 11.5. Days Other than Business Days. If a payment date is not a Business Day, payment shall be made on the next succeeding Business Day with the same force and effect as if made on the date of such payment and no interest shall accrue for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected.
SECTION 11.6. Governing Law. This Indenture, the Notes and the Subsidiary Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 11.7. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any of the Guarantors shall have any liability for any obligations of the Parent or its Restricted Subsidiaries under the Notes, this Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release shall be part of the consideration for the issuance of the Notes and the Guarantees.
SECTION 11.8. Successors. All agreements of the Company and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.
SECTION 11.9. Multiple Originals. The parties may sign any number of copies (including PDF copies) of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.
SECTION 11.10. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
SECTION 11.11. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
SECTION 11.12. USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee and the Trust Officers, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they will provide the Trustee and the Trust Officers with such information as they may request in order to satisfy the requirements of the USA Patriot Act.
SECTION 11.13. Communication by Holders of Notes with other Holders of Notes. Holders of the Notes may communicate with other Holders of Notes with respect to their rights under this Indenture or the Notes.
SECTION 11.14. Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

Fidelity & Guaranty Life Holdings, Inc.

By:	/s/ Dennis R. Vigneau
Name: Dennis R. Vigneau
Title: Executive Vice President & Chief Financial Officer

Fidelity & Guaranty Life Business Services, Inc.

By:	/s/ Dennis R. Vigneau
Name: Dennis R. Vigneau
Title: Executive Vice President & Chief Financial Officer

CF Bermuda Holdings Limited

By:	/s/ Dennis R. Vigneau
Name: Dennis R. Vigneau
Title: Executive Vice President & Chief Financial Officer

FGL US Holdings, Inc.

By:	/s/ Dennis R. Vigneau
Name: Dennis R. Vigneau
Title: Executive Vice President & Chief Financial Officer
[Signature Page to Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Yana Kislenko
Name: Yana Kislenko
Title: Vice President
[Signature Page to Indenture]

EXHIBIT A
[FORM OF FACE OF NOTE]
[Global Note Legend, if applicable]
[Private Placement Legend, if applicable]
[Regulation S Temporary Global Note Legend, if applicable]

No. [ ]	Principal Amount $[ ], as revised by the Schedule of Increases or Decreases in the Global Note attached hereto

CUSIP NO.
FIDELITY & GUARANTY LIFE HOLDINGS, INC.
[ ]% Senior Note due 20[ ]
Fidelity & Guaranty Life Holdings, Inc., a Delaware corporation, promises to pay to , or registered assigns, the initial principal amount set forth on the Schedule of Increases or Decreases in the Global Note attached hereto, as revised by the Schedule of Increases or Decreases in the Global Note attached hereto, on [ ], 20[ ].
Interest Payment Dates: [ ] and [ ].
Record Dates [ ] and [ ].
Additional provisions of this Note are set forth on the other side of this Note.
1Replace with the name of any successor, if applicable.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee, certifies that this is one of the
Notes referred to in the Indenture.

By:
	Authorized Signatory	Date:

[FORM OF REVERSE SIDE OF NOTE]
[ ]% Senior Note due 20[ ]
1.    Interest
Fidelity & Guaranty Life Holdings, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.
The Company shall pay interest semiannually on [ ] and [ ] of each year, with the first interest payment to be made on [ ]. Interest on the Notes shall accrue [(or will be deemed to have accrued)]2 from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from [ ]3. The Company shall pay interest on overdue principal or premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.
2.    Method of Payment
By no later than 12:00 p.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest. The Company shall pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on [ ] and [ ] next preceding the Interest Payment Date unless Notes are cancelled, repurchased or redeemed after the record date and before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by the transfer of immediately available funds to the accounts specified by the Depositary. The Company shall make all
2Insert for Additional Note, if applicable.
3Insert applicable date.

payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof.
3.    Paying Agent and Registrar
Initially, Wells Fargo Bank, National Association, duly organized and existing under the laws of the United States of America and having a corporate trust office at 1 Independent Drive, Suite 620, Jacksonville, Florida 32202 (in such capacity the “Trustee”), shall act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder. The Company or any of its domestically incorporated Wholly-Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.
4.    Indenture
The Company issued the Notes under an Indenture dated as of April 20, 2018 (as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Indenture”), among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
The Notes are senior obligations of the Company. This Note is one of the [ ]4 issued under the Indenture.
5.    Guarantee
To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest under any Bankruptcy Law) on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have fully and unconditionally guaranteed (and future guarantors, together with the Guarantors, shall fully and unconditionally Guarantee), jointly and severally, such obligations pursuant to the terms of the Indenture.
4Insert applicable series of Notes.

6.    Redemption.
The Notes are redeemable, at the Company’s option, in whole or in part, as provided in the Indenture and the [ ]5 Supplemental Indenture, dated as of [ ]6, among the Company, the Guarantors and the Trustee (the “[ ] Notes Supplemental Indenture”).
7.    Change of Control; Asset Sales
(a) If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes under paragraph 6 of the [ ] Notes Supplemental Indenture and all conditions precedent applicable to such redemption have been satisfied, each Holder shall have the right to require the Company to repurchase all or any part (in integral multiples of $1,000 except that no Note may be tendered in part if the remaining principal amount would be less than $2,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date that is prior to the relevant redemption date) as provided in, and subject to the terms of, the Indenture.
(b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to Section 3.7(c) of the Indenture, the Company shall be required to make an offer to all Holders to purchase Notes in accordance with Section 3.7(c) of the Indenture at an offer price in cash in an amount equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of purchase (subject to the rights of Holders of record on any Record Date to receive payments of interest on the related Interest Payment Date). Holders of Notes that are the subject of an offer to purchase will receive an Asset Disposition Offer from the Company prior to any related purchase date and may elect to have such Note purchased pursuant to such offer by completing the form entitled “Option of Holder To Elect Purchase” attached hereto, or transferring its interest in such Note by book-entry transfer, to the Company or a Paying Agent at the address specified in the notice at least three Business Days before the Asset Disposition Purchase Date.
5Insert applicable number.
6Insert date of issuance of Notes.

8.    Denominations; Transfer; Exchange
The Notes are in registered form without coupons in minimum denominations of principal amount of $2,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes for a period at the opening of business on a Business Day 15 days before an Interest Payment Date and ending on such Interest Payment Date.
[This Regulation S Temporary Global Note is exchangeable in whole or in part for one or more Global Notes only (i) on or after the termination of the 40-day distribution compliance period (as defined in Regulation S) and (ii) upon presentation of certificates (accompanied by an Opinion of Counsel, if applicable) required by Article 2 of the Indenture. Upon exchange of this Regulation S Temporary Global Note for one or more Global Notes, the Trustee shall cancel this Regulation S Temporary Global Note.]7
9.    Persons Deemed Owners
The registered Holder of this Note may be treated as the owner of it for all purposes. Only registered Holders shall have rights hereunder.
10.    Unclaimed Money
If money for the payment of the principal of or premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.
11.    Discharge and Defeasance
Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.
7Include in Regulation S Temporary Global Note only.

12.    Amendment, Waiver
Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Notes and the Guarantees may be amended with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes) and (ii) any default (other than (x) with respect to nonpayment or (y) in respect of a provision that cannot be amended without the written consent of each Holder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that (x) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding under the Indenture, then only the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) shall be required and (y) if any such amendment or waiver by its terms will affect a series of Notes in a manner different and materially adverse relative to the manner such amendment or waiver affects other series of Notes, then the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) shall be required. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Guarantors and the Trustee may amend the Indenture, the Notes and the Guarantees in certain circumstances as set forth in the Indenture.
13.    Defaults and Remedies
Under the Indenture, and subject to the terms and provisions of the Indenture, Events of Default include, without limitation: (i) default in any payment of interest on any Note when the same becomes due and the default continues for 30 days; (ii) default in payment of the principal of or premium, if any, on any Note when the same becomes due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise; (iii) failure by the Company or the Parent to comply with its obligations under Section 3.9 or Article IV of the Indenture, (iv) failure by the Company or any Guarantor to comply with certain other provisions or agreements in the Indenture and the Notes, in certain cases subject to notice and lapse of time; (v) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness for money borrowed of the Parent or any
8Revise in accordance with Section 2.2(8) of the Indenture, if applicable.

Restricted Subsidiary if the amount accelerated (or so unpaid) exceeds $75.0 million (or its foreign currency equivalent); (vi) certain events of bankruptcy or insolvency with respect to the Company, the Parent or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together would constitute a Significant Subsidiary; (vii) certain final and non-appealable judgments for the payment of money aggregating in excess of $75.0 million (or its foreign currency equivalent) (net of amounts that are covered by insurance) against the Company, the Parent or a Significant Subsidiary or group of Restricted Subsidiaries that when taken together would constitute a Significant Subsidiary; and (viii) any Guarantee of the Parent, the Intermediate Guarantor or a Significant Subsidiary or group of Restricted Subsidiaries that when taken together would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture and the Guarantees) or is declared null and void in a judicial proceeding or is denied or disaffirmed by the Parent, the Intermediate Guarantor, such Significant Subsidiary or such group of Restricted Subsidiaries, as the case may be, and is not rescinded.
If an Event of Default occurs and is continuing, the Trustee or Holders of at least 30% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency with respect to the Company or the Parent are Events of Default which shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.
Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless each receives indemnity or security satisfactory to the Trustee. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines in good faith that withholding the notice is in the interests of Holders.
14.    Trustee Dealings with the Company
Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.
15.    No Recourse Against Others
No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any of the Guarantors shall have any liability for any obligations of the Company or its Restricted Subsidiaries under the Notes, the Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release shall be part of the consideration for the issue of the Notes and the Guarantees.

16.    Authentication
This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) signs the certificate of authentication on the other side of this Note.
17.    Abbreviations
Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).
18.    CUSIP Numbers
Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures the Company has caused CUSIP numbers to be printed on the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.
19.    Successor Entity
When a successor entity assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes and the Indenture, and immediately before and thereafter no Default or Event of Default exists and all other conditions of the Indenture are satisfied, the predecessor entity will be released from those obligations.
20.    Governing Law
This Note shall be governed by, and construed in accordance with, the laws of the State of New York.
The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:
Fidelity & Guaranty Life Holdings, Inc.
1001 Fleet Street, 6th Floor
Baltimore, MD 21202
Attention: General Counsel

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to
(Print or type assignee’s name, address and zip code)
(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)
Sign exactly as your name appears on the other side of this Note.
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL NOTES] [REGULATION S TEMPORARY GLOBAL NOTE]
SCHEDULE OF INCREASES OR DECREASES IN [GLOBAL NOTE][REGULATION S TEMPORARY GLOBAL NOTE]
The initial principal amount of the Note shall be $ [ ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, check the box:

☐ Section 3.7	☐ Section 3.9
If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, state the amount in principal amount (must be in minimum denominations of $2,000 or integral multiples of $1,000 in excess thereof): $

Date:	Your Signature:

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

EXHIBIT B
FORM OF CERTIFICATE OF TRANSFER
Fidelity & Guaranty Life Holdings, Inc.
1001 Fleet Street, 6th Floor
Baltimore, MD 21202
Attention: General Counsel
Wells Fargo Bank, National Association
600 South Fourth Street, 7th Floor
MAC N9300-070
Minneapolis, MN 55415
Phone: 1-800-344-5128Fax No.: (866) 969-1290
Email: DAPSReorg@wellsfargo.com
Re: [ ]% Senior Notes due 20[ ]
Reference is hereby made to the Indenture, dated as of April 20, 2018 (the “Indenture”), among Fidelity & Guaranty Life Holdings, Inc., as issuer (the “Company”), the Guarantors named therein and Wells Fargo Bank, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
(the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $ in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
1. ☐    Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.
2. ☐    Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note, the Regulation S Permanent Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.
3. ☐    Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
(a) ☐    such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;
or
(b) ☐    such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or
(c) ☐    such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.
4. ☐    Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.
(a) ☐    Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(b) ☐    Check if Transfer is pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the

Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(c) ☐    Check if Transfer is pursuant to other exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.
This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER
1.    The Transferor owns and proposes to transfer the following:
[CHECK ONE OF (a) OR (b)]

(a)	☐	a beneficial interest in the:

	(i)	☐	144A Global Note (CUSIP US315786AC73), or

	(ii)	☐	Regulation S Global Note (CUSIP USU30050AB14), or

	(iii)	☐	IAI Global Note (CUSIP [ ]), or

(b)	☐	a Restricted Definitive Note.
2.    After the Transfer the Transferee will hold:
[CHECK ONE]

(a)	☐	a beneficial interest in the:

	(i)	☐	144A Global Note (CUSIP US315786AC73), or

	(ii)	☐	Regulation S Global Note (CUSIP USU30050AB14), or

	(iii)	☐	IAI Global Note (CUSIP [ ]), or

	(iv)	☐	Unrestricted Global Note CUSIP [ ], or

(b)	☐	a Restricted Definitive Note; or

(c)	☐	an Unrestricted Definitive Note,
in accordance with the terms of the Indenture.

EXHIBIT C
FORM OF CERTIFICATE OF EXCHANGE
Fidelity & Guaranty Life Holdings, Inc.
1001 Fleet Street, 6th Floor
Baltimore, MD 21202
Attention: General Counsel
Wells Fargo Bank, National Association
600 South Fourth Street, 7th Floor
MAC N9300-070
Minneapolis, MN 55415
Phone: 1-800-344-5128Fax No.: (866) 969-1290
Email: DAPSReorg@wellsfargo.com
Re: [ ]% Senior Notes due 20[ ]
Reference is hereby made to the Indenture, dated as of April 20, 2018 (the “Indenture”), among Fidelity & Guaranty Life Holdings, Inc., as issuer (the “Company”), the Guarantors named therein and Wells Fargo Bank, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
(the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:
1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.
(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.
(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D
FORM OF CERTIFICATE FROM
ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Fidelity & Guaranty Life Holdings, Inc.
1001 Fleet Street, 6th Floor
Baltimore, MD 21202
Attention: General Counsel
Wells Fargo Bank, National Association
600 South Fourth Street, 7th Floor
MAC N9300-070
Minneapolis, MN 55415
Phone: 1-800-344-5128Fax No.: (866) 969-1290
Email: DAPSReorg@wellsfargo.com
Re: [ ]% Senior Notes due 20[ ]
Reference is hereby made to the Indenture, dated as of April 20, 2018 (the “Indenture”), among Fidelity & Guaranty Life Holdings, Inc., as issuer (the “Company”), the Guarantors named therein and Wells Fargo Bank, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
In connection with our proposed purchase of $ aggregate principal amount of:
(a) ☐ a beneficial interest in a Global Note, or
(b) ☐ a Definitive Note,
we confirm that:
1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).
2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer”
D-1

(as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.
3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.
4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.
5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.
You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:
D-2

EXHIBIT E
FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of , among (the “Subsequent Guarantor”), [a subsidiary][the indirect parent] of FIDELITY & GUARANTY LIFE HOLDINGS, INC. (or its permitted successor), a Delaware corporation (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (together with its successors and assigns, in such capacity, the “Trustee”) under the Indenture referred to below.
WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of April 20, 2018 providing for the issuance of [ ]% Senior Notes due 20[ ] (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Subsequent Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsequent Guarantor shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and
WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the benefit of the Holders of the Notes as follows:
1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2. Agreement to Guarantee. The Subsequent Guarantor acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture. The Subsequent Guarantor hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article X thereof.
3. Execution and Delivery. The Subsequent Guarantor agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

4. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any of the Guarantors shall have any liability for any obligations of the Company or its Restricted Subsidiaries under the Notes, the Indenture, this Supplemental Indenture, the Guarantees or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release shall be part of the consideration for the issuance of the Notes and the Guarantees.
5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
6. Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
8. Effect of Headings. The Section headings herein have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Subsequent Guarantor and the Company.

10.Benefits Acknowledged. The Subsequent Guarantor’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Subsequent Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.
11. Successors. All agreements of the Subsequent Guarantor in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind their respective successors.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

By:
Name:
Title:

[SUBSEQUENT GUARANTOR]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT F
FORM OF SUPPLEMENTAL INDENTURE ESTABLISHING A SERIES OF NOTES
FIDELITY & GUARANTY LIFE HOLDINGS, INC.
as Issuer
and
the Guarantors from time to time party to the Indenture
and
[NAME]
as Trustee
[ ] SUPPLEMENTAL INDENTURE
DATED AS OF [ ], 20[ ]
[ ]% Senior Notes Due 20[ ]

[ ]9 SUPPLEMENTAL INDENTURE, dated as of [ ], 20[ ] (this “Supplemental Indenture”), among Fidelity & Guaranty Life Holdings, Inc.10 (the “Company”), the Guarantors under the Indenture referred to below (the “Guarantors”), and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.
W I T N E S S E T H:
WHEREAS, the Company, the Guarantors and the Trustee, are party to an Indenture, dated as of April 20, 2018 (as amended, supplemented, waived or otherwise modified, the “Indenture”), relating to the issuance from time to time by the Company of Notes;
[WHEREAS, Section 9.1(xii) of the Indenture provides that the Company may provide for the issuance of Notes of any series as permitted by Section 2.2 therein];
WHEREAS, in connection with the issuance of the [ ] Notes (as defined herein), the Company has duly authorized the execution and delivery of this Supplemental Indenture to establish the forms and terms of the [ ] Notes as hereinafter described; and
WHEREAS, pursuant to Section 9.1 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:
1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
2. Title of Notes. There shall be a series of Notes of the Company designated the “[ ]%11 Senior Notes due 20[ ]”12 (the “[ ]13 Notes”).
9Insert supplement number.
10Replace company name with that of any successor, if applicable.
11Insert interest rate.

3. Maturity Date. The final Stated Maturity of the [ ] Notes shall be [[ ], 20[ ]].14
4. Interest and Interest Rates. Interest on the outstanding principal amount of [ ] Notes will accrue at the rate of [ ]%15 per annum and will be payable semi-annually in arrears on [[ ] and [ ]]16 in each year, commencing on [[ ], 20[ ]],17 to holders of record on the immediately preceding [[ ] and [ ]],18 respectively (each such [ ] and [ ], a “Record Date”). Interest on the [ ] Notes will accrue from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from [ ], 20[ ], except that interest on any Additional [ ] Notes (as defined below) issued on or after the first Interest Payment Date will accrue (or will be deemed to have accrued) from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid on such Additional [ ] Notes, from the Interest Payment Date immediately preceding the date of issuance of such Additional [ ] Notes (or if the date of issuance of such Additional [ ] Notes is an Interest Payment Date, from such date of issuance); provided that if any [ ] Note is surrendered for exchange on or after a record date for an Interest Payment Date that will occur on or after the date of such exchange, interest on such Note received in exchange thereof will accrue from such Interest Payment Date. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.
5. [No] Limitation on Aggregate Principal Amount. The aggregate principal amount of [ ] Notes that may be authenticated, delivered and outstanding under the Indenture is [not limited] [limited to $[ ]].19 [The aggregate principal amount of the [ ] Notes shall initially be $[ ]20
Footnote continued from previous page.
12Insert year during which the maturity date falls.
13Insert title of notes.
14Insert Maturity Date.
15Insert interest rate.
16Insert Interest Payment Dates.
17Insert First Interest Payment Date.
18Insert Record Dates.
19Insert whether the applicable series of Notes will be limited or not.

million.]21 [The aggregate principal amount of the [ ] Notes issued pursuant to this Supplemental Indenture shall be $[ ] million.]22 The Company may from time to time, without the consent of the Holders, create and issue Additional Notes having the same terms and conditions as the Notes in all respects except for issue date and, if applicable, issue price and the first date on which interest accrues and the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with, and will form a single series with, the [ ] Notes (any such Additional Notes, “Additional [ ] Notes”), unless otherwise specified for Additional Notes in an applicable Notes Supplemental Indenture, or otherwise designated by the Company, as contemplated by Section 2.2 of the Indenture.
6.    Redemption.
◾    Except as set forth in clauses (b), (c) and (d) of this Paragraph 6, the [ ] Notes are not redeemable until [ ]23. On and after [ ] (the “Par Call Date”), the Company may redeem all or, from time to time, a part of the[ ] Notes at 100.0% of principal amount of the [ ] Notes to be redeemed) plus accrued and unpaid interest on the [ ] Notes, if any, to, but excluding, the Par Call Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date that is prior to the Par Call Date).
◾    In addition, at any time prior to [ ]24, the Company may redeem the [ ] Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).
Footnote continued from previous page.
20Insert principal amount of issuance.
21Insert for the initial notes of any applicable series.
22Insert for the Additional Notes of any applicable series.
23Insert date upon which Notes are callable.
24Insert date upon which Notes are callable.

◾    If Holders of not less than [ ]%25 in aggregate principal amount of the outstanding [ ] Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described under Section 3.9 of the Indenture, purchases all of the [ ] Notes validly tendered and not withdrawn by such Holders in such Change of Control Offer, all of the holders of [ ] Notes will be deemed to have consented to such tender offer or other offer, and, accordingly, the Company or such third party may elect, upon not less than 15 nor more than 60 days’ prior notice, to redeem all [ ] Notes that remain outstanding following the consummation of the Change of Control Offer at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding, the applicable redemption date; provided that the Company or the applicable third party must provide any such notice of redemption within 30 days following the Change of Control Payment Date.
◾    Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Section 5.1, and Sections 5.2 through 5.8 of the Indenture.
◾    In connection with any redemption of Notes (including with the Net Cash Proceeds of an Equity Offering), any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, consummation of any Equity Offering, incurrence of Indebtedness, or acquisition, merger or consolidation. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded (by the Company in its sole discretion) in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date so delayed.
◾    For purposes of this paragraph 6, the following terms shall have the following meanings:
25Insert minimum tender percentage.

“Applicable Premium” means, as determined by the Parent with respect to a Note on any Redemption Date, the greater of:
(1) 1.0% of the principal amount of such Note; and
(2) the excess, if any, of (a) the present value as of such Redemption Date of (i) the redemption price of such Note on the Par Call Date as set forth in Paragraph 6(a) hereof, plus (ii) the remaining scheduled interest payments due on such Note through the Par Call Date (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points, over (b) the then outstanding principal amount of such Note.
“Treasury Rate” means, as obtained by the Company, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to the Par Call Date; provided, however, that if the period from the Redemption Date to the Par Call Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.
7. [ ]26
8. Form. The [ ] Notes shall be issued substantially in the form set forth, or referenced, in Article II of the Indenture, and Exhibit A attached to the Indenture, in each case as provided for in Section 2.1 of the Indenture (as such form may be modified in accordance with Section 2.2 of the Indenture).
9. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
10. Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT
26Include appropriate provisions in accordance with Section 2.2(7) and/or Section 2.2(8) of the Indenture.

OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.
12. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.
13. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.